UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
PAR TECHNOLOGY CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 21, 2020
PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413
Dear Fellow Stockholder:
I am pleased to invite you to PAR Technology Corporation’s 2020 Annual Meeting of Stockholders, to be held on Thursday, June 4, 2020 at 10:00 a.m. (Eastern Time). In light of the COVID-19 outbreak, the protocols that federal, state, and local governments have imposed and may impose, and in the best interests of the health and well-being of our stockholders, employees and directors, the Annual Meeting will be a completely virtual meeting; there will be no physical meeting location.
You will be able to attend and participate in the virtual Annual Meeting via the Internet at www.virtualshareholdermeeting.com/PAR2020, where you will be able to vote your shares electronically and submit questions. You will need to enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card or the voting instruction form, to attend the Annual Meeting.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business that we will transact at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, please vote your shares by telephone, by the Internet or, if you received a printed copy of the proxy materials, by completing, signing and dating your proxy card and returning it in the envelope provided. Voting by proxy now, will not limit your right to change your vote or to attend the virtual Annual Meeting.
On behalf of the Board of Directors, I would like to express our appreciation for your continued support, interest and investment in PAR Technology Corporation.
Sincerely,

Savneet Singh, Chief Executive Officer & President

NOTICE OF
2020 ANNUAL MEETING OF STOCKHOLDERS
Dear PAR Technology Corporation Stockholder:
The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of PAR Technology Corporation, a Delaware corporation (the “Company”, “PAR”, “we”, “us”, or “our”) will be held as follows:
Date:	Thursday, June 4, 2020.

Time:	10:00 a.m. (Eastern Time).

Virtual Meeting:
In light of the COVID-19 outbreak, the protocols that federal, state, and local governments have imposed and may impose, and in the best interests of the health and well-being of our stockholders, employees and directors, the Annual Meeting will be a completely virtual meeting; there will be no physical meeting location.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card or the voting instruction form. Stockholders will be able to vote and submit questions during the Annual Meeting.

Place:	Virtual-only via the Internet at www.virtualshareholdermeeting.com/PAR2020.

Record Date:	April 8, 2020.

Items of Business:	To elect the five Director nominees named in the accompanying Proxy Statement to serve until the 2021 annual meeting of stockholders;

To approve, on a non-binding, advisory basis, the compensation of our named executive officers;

To approve an amendment to our Certificate of Incorporation to increase the authorized shares of common stock from 29,000,000 to 58,000,000;

To approve an amendment to the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan to increase the number of shares of common stock issuable under the plan;

To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2020; and

To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
A complete list of registered stockholders will be available at least 10 days prior to the Annual Meeting at our corporate headquarters, 8383 Seneca Turnpike, New Hartford, New York 13413. This list will also be available to stockholders of record during the Annual Meeting for examination at www.virtualshareholdermeeting.com/PAR2020.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Thursday, June 4, 2020 at 10:00 a.m. (Eastern Time).
This Notice of 2020 Annual Meeting of Stockholders, Proxy Statement, and 2019 Annual Report on Form 10-K are available at www.proxyvote.com.

By Order of the Board of Directors,

Savneet Singh,
Chief Executive Officer and President
New Hartford, New York
April 21, 2020
Whether or not you plan to attend the virtual Annual Meeting, please vote your shares by telephone, by the Internet or, if you received a printed copy of the proxy materials, by completing, signing and dating your proxy card and returning it in the envelope provided. Voting by proxy now, will not limit your right to change your vote or to attend the virtual Annual Meeting.

Proxy Statement	1
Information About the Proxy Materials and Voting	1
Proposal 1 — Election of Directors	5
Directors and Executive Officers	5
Corporate Governance	8
Report of the Audit Committee	12
Security Ownership of Certain Beneficial Owners and Management	13
Delinquent Section 16(a) Reports	14
Director Compensation	15
Executive Compensation	17
Proposal 2 — Non-Binding, Advisory Vote to Approve the Compensation of our Named Executive Officers	27
Proposal 3 — Approval of an Amendment to our Certificate of Incorporation to Increase the Authorized Shares of Common Stock from 29,000,000 to 58,000,000	28
Proposal 4 — Approval of an Amendment to the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan	29
Equity Compensation Plan Information	33
Transactions with Related Persons	33
Proposal 5 – Ratification of the Appointment of Deloitte & Touche LLP as our Independent Auditors	35
Principal Accountant Fees and Services	36
2021 Annual Meeting	36

Amendment to the Certificate of Incorporation	Appendix A-1

Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan	Appendix B-1
i

 PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413-4991
April 21, 2020
2020 ANNUAL MEETING OF STOCKHOLDERS
To be held June 4, 2020
PROXY STATEMENT
This Proxy Statement is being furnished to the stockholders of PAR Technology Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2020 Annual Meeting of Stockholders to be held on Thursday, June 4, 2020 at 10:00 a.m. (Eastern Time) virtually via the Internet at www.virtualshareholdermeeting.com/PAR2020. This Proxy Statement and proxy card or Notice of Internet Availability of Proxy Materials are first being sent or made available to our stockholders on or about April 21, 2020.
INFORMATION ABOUT THE PROXY MATERIALS AND VOTING
Who is entitled to notice and to vote at the Annual Meeting?
Only stockholders of record of our common stock at the close of business on April 8, 2020, the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On April 8, 2020, there were 18,243,672 shares of common stock outstanding. Each share of common stock is entitled to one vote.
Distribution of Proxy Materials; Notice of Internet Availability of Proxy Materials (the “Notice”).
As permitted by the rules of the Securities and Exchange Commission (“SEC”), on or about April 21, 2020, we sent the Notice to our stockholders as of April 8, 2020. Stockholders will have the ability to access the proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019, on the Internet at www.proxyvote.com or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice, including an option to request paper copies on an ongoing basis. The Notice also instructs you on how to vote through the Internet or by telephone.
Who is paying for this proxy solicitation?
We are paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. Certain of our Directors, officers and employees, without additional compensation, may also solicit proxies on our behalf in person, by telephone, or by electronic communication. In addition, we have engaged Morrow Sodali LLC to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $8,000 plus out-of-pocket expenses.
Stockholder of Record; Shares Registered in Your Name.
If on April 8, 2020 your shares were registered directly in your name, then you are a stockholder of record and you may vote on the matters to be voted upon at the Annual Meeting. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/PAR2020 and vote your shares if you have already voted by proxy (see “Can I change my vote after submitting my proxy?” below).

Beneficial Owners; Shares Registered in the Name of a Broker, Bank, or Other Nominee.
If on April 8, 2020 your shares were not registered in your name, but rather in the name of a broker, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization, which is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee regarding how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual Annual Meeting unless you request and obtain a valid proxy from your broker, bank, or other nominee.
Participating in the Virtual Annual Meeting.
This year, the Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.
The meeting will be conducted via an audio webcast. To participate in the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/PAR2020 and enter the 16-digit control number included on your Notice or on your proxy card or the voting instruction form. You may begin to log into the meeting platform beginning at 9:45 a.m., Eastern Time, on June 4, 2020. The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time, on June 4, 2020.
If you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/PAR2020, type your question into the “Ask a Question” field, and click “Submit.”
Matters to be voted on at the Annual Meeting.
We are asking our stockholders to consider and vote on the following matters:
•	Proposal 1:	Election of the five Director nominees named in this Proxy Statement to serve until the 2021 Annual Meeting of Stockholders;
•	Proposal 2:	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers;
•	Proposal 3:	Approval of an amendment to our Certificate of Incorporation to increase the authorized shares of common stock from 29,000,000 to 58,000,000;
•	Proposal 4:	Approval of an amendment to the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan to increase the number of shares of common stock issuable under the plan;
•	Proposal 5:	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2020; and
•	Other business, if properly raised.
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the individuals named on the proxy card will vote your shares in their discretion on such matters.
How do I vote my shares?
Stockholders may vote their shares over the Internet, by telephone or during the Annual Meeting by going to www.virtualshareholdermeeting.com/PAR2020. If you requested and/or received printed proxy material, including a printed version of the proxy card, you may also vote by mail.
•
By Internet (before the Annual Meeting). You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice or on your proxy card or the voting instruction form. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on June 3, 2020.

•
By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice or on your proxy card or the voting instruction form. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on June 3, 2020.

•	By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating the proxy card received and returning it in the prepaid envelope.
•
During the Annual Meeting. You may vote during the virtual Annual Meeting by going to www.virtualshareholdermeeting/PAR2020.com. You will need the 16-digit control number included on your Notice or on your proxy card or the voting instruction form. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.

Can I change my vote after submitting my proxy?
Yes, if you are a stockholder of record, you can revoke your proxy prior to its exercise at the Annual Meeting by:
•	Submitting another completed and signed proxy card bearing a later date;
•	Granting a subsequent proxy by telephone or through the Internet;
•	Giving written notice of revocation to PAR Technology Corporation’s Corporate Secretary; and
•	Attending the virtual Annual Meeting and voting by following the instructions described in this Proxy Statement. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.
Your most current vote will be counted. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, you will need to follow the instructions provided by your broker, bank, or other nominee as to how you may revoke your proxy.
What constitutes a quorum?
A majority of the shares of our common stock outstanding and entitled to vote on April 8, 2020 must be present at the Annual Meeting to constitute a quorum and to conduct business at the Annual Meeting. For purposes of determining whether a quorum exists, shares represented by proxy and in attendance online at the Annual Meeting, as well as any abstentions and broker non-votes will be counted for purposes of establishing a quorum. An “abstention” occurs when a stockholder affirmatively declines to vote on a proposal. A broker non-vote occurs when shares held by a broker, bank or other nominee in “street name” are not voted with respect to one or more proposals because the nominee did not receive voting instructions from the beneficial owner of the shares on non-routine proposals for which the nominee lacks discretionary voting power to vote the shares.

What vote is required to approve each proposal?
Proposal	Voting Options	Vote Required	Effect of Votes
1 Election of Directors	“For” or “Withhold”	A plurality of votes cast (which means the five Director nominees receiving the most “For” votes will be elected)	“Withhold” votes and broker non-votes will have no effect on the results
2 Advisory Vote to Approve the Compensation of our Named Executive Officers	“For”, “Against” or “Abstain”	A vote “For” by a majority of votes cast	Abstentions and broker non-votes will have no effect on the results. This advisory vote on executive compensation is non-binding on the Board
3 Amendment to our Certificate of Incorporation to Increase the Authorized Shares of Common Stock from 29,000,000 to 58,000,000	“For”, “Against” or “Abstain”	A vote “For” by a majority of all outstanding common stock	Abstentions will have the same effect as a vote against the proposal Brokers, banks and other nominees have discretionary authority to vote on this proposal
4 Amendment to the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan to Increase the Number of Shares of Common Stock Issuable under the Plan	“For”, “Against” or “Abstain”	A vote “For” by a majority of votes cast	Abstentions will have the same effect as a vote against the proposal Broker non-votes will have no effect on the results
5 Ratification of Deloitte & Touche LLP as our Independent Auditors for 2020	“For”, “Against” or “Abstain”	A vote “For” by a majority of votes cast	Abstentions will have no effect on the results of the vote Brokers, banks and other nominees have discretionary authority to vote on this proposal.
What if I return a proxy card but do not make specific choices?
All properly signed proxies returned in time to be counted at the Annual Meeting will be voted by the named proxies at the Annual Meeting. Where you have specified how your shares should be voted on a matter, your shares will be voted in accordance with your instructions; if you properly sign your proxy card, but you do not indicate how your shares should be voted on a matter, your shares will be voted as the Board recommends. The Board recommends a vote “For” the five Director nominees identified in Proposal 1 and “For” Proposals 2-5.

PROPOSAL 1 – ELECTION OF DIRECTORS
At the Annual Meeting stockholders will vote to elect five Directors to serve until the 2021 annual meeting of stockholders. All Director nominees are current Directors, and have been nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee. The Board has no reason to believe that any of the Director nominees are unable or unwilling to serve, and each Director nominee has consented to be named in this Proxy Statement and to serve if elected.
The following table sets forth information about the Company’s Directors and Director nominees:
Director	Age	Director Since	Positions and Offices	Independent(1)
Savneet Singh	36	2018	Chief Executive Officer and President of the Company and President of ParTech, Inc.	No
Douglas G. Rauch	68	2017		Yes
Cynthia A. Russo	50	2015		Yes
John W. Sammon	81	1968		No
James C. Stoffel	74	2017		Yes
(1)	Independent under the listing standards of the New York Stock Exchange (NYSE) and our Corporate Governance Guidelines.
The Board of Directors unanimously recommends a vote “For” the election of each of the above Director nominees.
DIRECTORS AND EXECUTIVE OFFICERS
Directors and Director Nominees
Below are summaries of the background, business experience and description of the principal occupation of each Director and Director nominee.
Douglas G. Rauch. Mr. Rauch spent 31 years with Trader Joe’s Company, the last 14 years as a President until his retirement in June 2008. Since June 2015, Mr. Rauch has served as the Founder/President of Daily Table, an innovative non-profit retail solution to bring affordable nutrition to the food insecure in Boston’s inner city. He previously served as CEO of Conscious Capitalism, Inc. from August 2011 to July 2017, where he continues to serve as a director. Since February 2020, Mr. Rauch has served as a director of Sprouts Farmers Market, Inc. (NASDAQ: SFM), a grocery store offering affordable, fresh, natural and organic products, where he serves as the Chair of the Audit Committee. From October 2009 to October 2019, Mr. Rauch served as a trustee at the Olin College of Engineering and he serves as a director or as an advisory board member of several for profit and non-profit companies. Mr. Rauch brings extensive knowledge and operational experience in the food service/grocery industry and strategic implementation and leadership skills providing insights and perspectives important to us as a provider of technology solutions to restaurants and retail.
Cynthia A. Russo. Ms. Russo has more than 25 years of experience in financial and operations management with global, growth technology companies. From September 2015 to September 2018, Ms. Russo served as the Executive Vice President and Chief Financial Officer of Cvent, Inc. (NYSE: CVT), a cloud-based enterprise event management platform provider. As Chief Financial Officer, Ms. Russo led Cvent’s financial and business operations, reporting, planning and analysis, directed the senior management team, and oversaw a 200-person staff. From April 2010 until December 2014, Ms. Russo served as Executive Vice President and CFO of MICROS Systems, Inc., a global, public enterprise information system software, hardware and services company for retail and hospitality industries. During her 19 years at MICROS, Ms. Russo served in a variety of senior financial roles of increasing responsibility, from Director of Financial Reporting to Senior Vice President, Corporate Controller, and ultimately to CFO, which she served as for the last five years until MICROS’ acquisition by Oracle in September 2014. Since June 2019, Ms. Russo has served as a director of Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions and services throughout the United States, Canada and Europe, where she serves on the Audit and Compensation Committees. Ms. Russo is a Certified Public Accountant and Certified Internal Auditor. Ms. Russo brings financial acumen, risk management and organizational management proficiencies to the Board.

John W. Sammon. Mr. Sammon is the founder of the Company and served as the Company’s Chief Executive Officer, President, and Chairman of the Board until he retired from his management role in the Company and stepped down as Chairman of the Board in April 2011. Mr. Sammon also serves as a director on the boards of our subsidiaries, PAR Government Systems Corporation and Rome Research Corporation. The extensive experience gained as leader of the Company since its inception, as well as from the various senior executive capacities he has held with the Company’s subsidiaries, gives Mr. Sammon an in depth understanding of the Company’s business and its customers. Mr. Sammon also brings to the Board his extensive leadership experience, strategic planning and broad organizational development expertise. In April 2011, Mr. Sammon was named Chairman Emeritus of the Board.
Savneet Singh. Mr. Singh’s biographical information is set forth below under “Executive Officers”.
James C. Stoffel. From 2006 Mr. Stoffel has been a senior advisor to private equity and board member of multiple public companies. From 2011 to 2019 he also served as Co-Founding General Partner of Trillium International, a private equity firm focused on growth equity investments in technology companies. From 1997 – 2005, Mr. Stoffel held various senior executive positions at Eastman Kodak Company, including as Senior Vice President, Chief Technical Officer; Director of Research and Development; and Vice President, Director Electronic Imaging Products Research and Development. Prior to Eastman Kodak Company, Mr. Stoffel had a 20-year career with Xerox Corporation, serving as Vice President of Corporate Research and Technology; Vice President and General Manager of Advanced Imaging Business Unit; Vice President and Chief Engineer; and other executive positions. Since January 2007, Mr. Stoffel has served on the board of directors of Aviat Networks, Inc. (NASDAQ:AVNW), where he chairs the Compensation Committee and previously served as a lead independent director from July 2010 to February 2015. From 2003 until his retirement in October 2018, Mr. Stoffel served on the Board of Directors of Harris Corporation (NYSE: HRS, now L3 Harris Technologies, Inc. (NYSE: LHX)). Mr. Stoffel is a Life Fellow of the Institute of Electrical and Electronics Engineers and Trustee Emeritus of the George Eastman Museum. Mr. Stoffel’s technology management expertise, his general management experience, his investment and capital markets expertise, and his extensive public company board experience, provides us with valuable perspectives, capabilities, and knowledge critical to our strategy, management, and corporate governance. Mr. Stoffel serves as Lead Director of the Board.
Executive Officers
The following table sets forth information about our executive officers.
Name	Age	Positions and Offices
Savneet Singh	36	Chief Executive Officer, President, and Director of the Company and President of ParTech, Inc.

Bryan A. Menar	44	Chief Financial Officer and Vice President of the Company

Matthew R. Cicchinelli	56	President of PAR Government Systems Corporation (“PAR Government”) and Rome Research Corporation (“Rome Research”)
Savneet Singh. Mr. Singh joined the Company’s Board of Directors in April 2018 and has served as the Chief Executive Officer and President of the Company and President of ParTech, Inc., since March 2019. Mr. Singh previously served as the Interim Chief Executive Officer and President of the Company and Interim President of ParTech, Inc. from December 2018 until March 2019. Mr. Singh has been a partner of CoVenture, LLC, a multi-asset manager with funds in venture capital, direct lending, and crypto currency since June 2018. From 2017 - 2018, Mr. Singh served as the managing partner of Tera-Holdings, LLC, a holding company of niche software businesses that he co-founded. In 2009, Mr. Singh co-founded GBI, LLC (f/k/a Gold Bullion International, LLC (GBI)), an electronic platform that allows investors to buy, trade and store physical precious metals. During his tenure at GBI, from 2009 - 2017, Mr. Singh served as GBI’s chief operating officer, its chief executive officer, and its president. In December 2017, Mr. Singh joined the board of directors of Jade Power Trust (TSX: JPWR.UN (formerly known as Blockchain Power Trust)); however, Mr. Singh has advised that he will resign from the Jade Power Trust board of directors effective June 2020. Since October 2019, Mr. Singh has served on the board of directors of Osprey Technology Acquisition Corp. (NYSE: SFTW.U), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. As an entrepreneur and investor in software companies, Mr. Singh brings unique insight and a strategic perspective to our software solutions business.
Bryan A. Menar. Mr. Menar joined the Company as Chief Financial Officer and Vice President on January 3, 2017. From January 2015 to January 2017, Mr. Menar served as Vice President, Financial Planning and Analysis of Chobani, LLC, a producer of Greek Yogurt products based in Central New York. In this role, Mr. Menar was responsible for corporate financial analysis, including forecasting, budgeting, business reviews and financial presentations for both internal and external stakeholders and partners. From October 2012 to December 2014, Mr. Menar served as Director of Financial Planning and Analysis for Chobani. In addition, Mr. Menar served as a consultant with J.C. Jones & Associates, a national business consulting firm, from 2010 to 2012, and as Vice President, Merchant Bank Controllers, of Goldman Sachs & Co. from 2002 - 2010. Mr. Menar is a Certified Public Accountant.
Matthew R. Cicchinelli. Mr. Cicchinelli was named President of PAR Government Systems Corporation and Rome Research Corporation effective December 12, 2015. Mr. Cicchinelli joined PAR in 2011 as Executive Director for Operations, and in 2013 was promoted to Vice President, Intelligence, Surveillance and Reconnaissance (“ISR”) Innovations. Prior to joining PAR, Mr. Cicchinelli served in various senior roles with the United States Marine Corps and the Department of Defense with a focus on command and control, ISR technologies, and strategic plans and policies. Mr. Cicchinelli retired from the Marine Corps in 2011 with the rank of Colonel.

CORPORATE GOVERNANCE
Director Independence. Each of our Directors, other than John Sammon and Savneet Singh, has been determined by the Board to be “independent” under the listing standards of the New York Stock Exchange (“NYSE”) and meets the additional independence standards of the NYSE with respect to the Board committees on which he or she serves. Our independent Directors are identified as “Independent” in the table on page 9 of this Proxy Statement.
Board Meetings and Attendance. During the 12-month period ended December 31, 2019, the Board held 16 meetings. Each Director attended at least 75% of the meetings of the Board and of the committees on which he or she served, held during the portion of 2019 for which he or she was a Director or committee member. The Company encourages Directors to attend the annual meetings of stockholders, but such attendance is not required. Three Board members attended the 2019 annual meeting of stockholders.
Board Leadership Structure. James C. Stoffel currently serves as Lead Director of our Board. As Lead Director, Mr. Stoffel performs the function of the Chairman of the Board. The Board believes that separating the roles of Lead Director and Chief Executive Officer is appropriate because it enables our Chief Executive Officer to focus on the day-to-day operations of the Company while our Lead Director provides independent leadership to the Board. Our Lead Director’s independence uniquely situates him to represent the interests of our stockholders and provide independent evaluation and oversight of our management. He presides over all Board meetings, including executive sessions without the presence of management. He regularly communicates with our Chief Executive Officer and liaisons between our non-management Directors and management, including our Chief Executive Officer, to help ensure that our non-management Directors are fully informed and able to discuss and debate among themselves and with management the issues that they deem important.
Board Oversight of Risk Management. Our Board does not have a separate risk management committee; rather the full Board manages the risk oversight function, with certain areas addressed by committees of the Board where such risks are inherent in a committee’s purview. In particular, our Audit Committee oversees our guidelines, policies and processes established by management relating to our financial statements and financial reporting processes. The Audit Committee oversees the internal audit function and meets regularly with senior management and our independent auditors concerning our financial statements and financial reporting processes, including our internal control over financial reporting and the effectiveness of such controls and processes. The Audit Committee regularly meets with management to discuss and assess management’s guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures, including the nature and level of risk appropriate for the Company and management’s strategies and mitigation efforts. The Audit Committee, typically in joint session with the full Board, regularly meets and receives reports from our cybersecurity, information technology and compliance groups regarding our systems, data security and compliance with legal and regulatory matters. Our Nominating and Governance Committee focuses on risks associated with our corporate governance policies and practices, including related party transactions.
Code of Conduct. Our Code of Conduct (the “Code of Conduct”) is applicable to all our employees, officers, and Directors, including our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. The Code of Conduct is posted on our website at www.partech.com/about-us/sec-filings. Any substantive amendments to the Code of Conduct or waivers granted to our Directors, Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or other executive officers will be disclosed by posting on our website.
Hedging Transactions. Our Compliance Handbook, which applies to all our employees, officers and Directors prohibits hedging or monetization transactions in our securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds that permit holders to own our securities without the full risks and rewards of ownership.
Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website at www.partech.com/about-us/sec-filings. Our Corporate Governance Guidelines contain independence standards, which are substantially similar to and consistent with the listing standards of the NYSE.
Communication with the Board. Interested parties may send written communication to the Board as a group, the independent Directors as a group, the Lead Director (James C. Stoffel), or to any individual Director by sending the communication c/o Corporate Secretary, PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, New York 13413. Upon receipt, the communication will be delivered to Director Stoffel

(Lead Director) or to the independent Directors as a group. If the communication is addressed to an individual Director, the communication will be delivered to that Director. All communications regarding financial accounting, internal controls, audits, and related matters will be referred to the Audit Committee. Interested parties may communicate anonymously if they so desire.
Committees. Our Board has three committees — Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each Board committee operates under a written charter that has been approved by the Board. Current copies of each committee’s charter are posted on our website at www.partech.com/about-us/sec-filings.
The following table provides information about each of the Board committees.
Name	Audit Committee(1)	Compensation Committee(2)	Nominating and Corporate Governance Committee(3)
Douglas G. Rauch	X	X	Chair
Cynthia A. Russo	Chair	X	X
James C. Stoffel	X	Chair	X
Total Meetings in 2019	4	9	4
(1)	Committee members are independent under the listing standards of the NYSE, Rule 10A-3 of the Securities Exchange Act of 1934 (“Exchange Act”), and as defined in the Audit Committee’s charter.
(2),(3)	Committee members are independent under the listing standards of the NYSE and as defined in the Compensation Committee’s charter and the Nominating and Corporate Governance Committee’s charter.
Compensation Committee. The Compensation Committee oversees and administers our executive compensation program. The Compensation Committee’s responsibilities include:
•
Reviewing and approving the goals and objectives relevant to our Chief Executive Officer’s compensation and, either as a Committee or (to the extent applicable) with the other independent Directors, determining and approving our Chief Executive Officer’s compensation;

•	Reviewing, making recommendations to the Board, and overseeing the administration of our compensatory programs, including incentive compensation arrangements;
•	Reviewing and approving compensation of our executive officers; and
•	Reviewing and recommending to the Board the compensation for our non-employee Directors.
The Compensation Committee has the authority to retain, oversee and compensate third party compensation consultants, legal counsel, or other advisers to assist the Committee in fulfilling its responsibilities. In 2019, the Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer) as its compensation consultant to assist it in recommending the form and amount of executive and non-employee Director compensation for 2019. Among other things, with respect to our 2019 compensation program, the Committee asked Pearl Meyer to:
•
Perform an assessment as to the competitiveness of our executive compensation including total cash compensation (base salary and short-term incentive compensation (cash bonus)) and equity compensation (including structural considerations, equity components and performance matrices), relative to our peer group and broader survey data;

•	Advise on amendments to our long-term equity incentive plan;
•	Perform a non-employee director compensation review;
•	Provide legislative and regulatory updates; and
•	Provide additional assistance, as requested by the Committee, in analyzing and determining senior officer compensation.
Prior to engaging Pearl Meyer, the Committee considered information relevant to confirm Pearl Meyer’s independence from the Board and management. Additional information regarding the services provided by Pearl Meyer can be found below under “Director Compensation” and “Executive Compensation”.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board in meeting its responsibilities by:
•	Identifying and recommending qualified nominees for election to the Board;
•	Developing and recommending to the Board a set of corporate governance principles — our Corporate Governance Guidelines; and
•	Maintaining, monitoring compliance with, and recommending modifications to, our Code of Conduct.
Our Nominating and Corporate Governance Committee reviews possible candidates for the Board and recommends nominees to the Board for approval. The Committee considers potential candidates from many sources including stockholders, current Directors, management, and others. Stockholder recommendations for possible candidates for the Board should be sent to: Nominating and Corporate Governance Committee, c/o Corporate Secretary, PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, New York 13413. Regardless of the source of the recommendation, the Nominating and Corporate Governance Committee screens all potential candidates in the same manner. In identifying and considering candidates, the Committee considers the criteria set out in the Corporate Governance Guidelines, which include specific characteristics, abilities and experience considered relevant to the Company’s businesses, including but not limited to the following:
•	Business leadership with special expertise;
•	Skills in areas of perceived need from time to time, which may include government contracting, transportation, technology finance and marketing;
•	Lack of existing and future commitments that could materially interfere with the member’s obligations to the Company;
•	Skills compatible with our business objectives;
•	Substantial experience outside of the business community, including in the public, academic or scientific communities;
•	Character and integrity;
•	Inquiring mind and vision;
•	Critical temperament; and
•	Ability to work well with others.
In addition, the Nominating and Corporate Governance Committee considers the needs of the Company and the range of talent and experience represented on the Board. The Nominating and Corporate Governance Committee selects director candidates without regard to race, color, sex, religion, national origin, age, disability, or any other category protected by state, federal, or local law. The Nominating and Corporate Governance Committee considers diversity as it relates to differing points of views and experience in in particular fields.
Audit Committee. Our Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of the internal audit function.
The Audit Committee’s responsibilities include:
•
Direct oversight of our independent auditor, including appointment, compensation, evaluation, retention, work product, and pre-approval of the scope and fees of the annual audit and any other services, including review, attest, and non-audit services;

•	Reviewing and discussing the internal audit process, scope of activities and audit results with internal audit;
•	Reviewing and discussing our quarterly and annual financial statements and earnings releases with management and the independent auditor;
•	Recommending to the Board that our audited financial statements be included in our Annual Reports on Form 10-K;

•	Overseeing and monitoring our internal control over financial reporting;
•	Assisting the Board in oversight of our systems, data security and compliance with legal and regulatory matters;
•
Reviewing and discussing with management its guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures, including the nature and level of risk appropriate for the Company and management’s strategies and mitigation efforts; and

•	Preparing the Audit Committee report required by SEC rules (which is included below).
The Board determined that Ms. Russo is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

REPORT OF THE AUDIT COMMITTEE
The material in this report is being furnished and shall not be deemed “filed” with SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933 or the Exchange Act, except as otherwise expressly stated in such filing.
To the Board of Directors of PAR Technology Corporation:
The Audit Committee is responsible for appointing the Company’s independent auditor. For 2019, BDO USA, LLP (“BDO”) served as the Company’s independent auditor. With respect to the Company’s financial reporting process, management is responsible for establishing and maintaining internal controls and preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The responsibility for auditing the Company’s consolidated financial statements and providing an opinion as to whether the Company’s consolidated financial statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company in conformity with U.S. GAAP rests with BDO, as the Company’s independent auditor. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements. These are the fundamental responsibilities of management.
In the performance of its oversight function, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2019 with the Company’s management and BDO. In addition, the Audit Committee discussed with BDO, with and without management present, BDO’s evaluation of the overall quality of the Company’s financial reporting. The Audit Committee also discussed with BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee also received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit Committee concerning independence and discussed with BDO its independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Cynthia Russo (Chair)
Douglas G. Rauch
James C. Stoffel

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership of Directors and Officers
The tables below set forth, as of April 8, 2020, information regarding beneficial ownership of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of our common stock if he, she, or it possesses sole or shared voting or investment power of the common stock or has the right to acquire beneficial ownership of our common stock within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the tables below have or will have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.
Our calculation of the percentage of beneficial ownership is based on 18,243,672 shares of our common stock outstanding as of April 8, 2020. Common stock subject to stock options currently exercisable or exercisable within 60 days of April 8, 2020 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
The table is based upon information supplied by officers, Directors and principal stockholders, Schedules 13D, 13G and 13G/A filed with the SEC and other SEC filings made pursuant to Section 16 of the Exchange Act.
The following table sets forth the beneficial ownership of our common stock by our (1) Directors, (2) named executive officers, and (3) Directors and current executive officers as a group as of April 8, 2020.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors
John W. Sammon	2,106,214(1)	11.5%
Savneet Singh	See holdings below	*
Douglas G. Rauch	10,725	*
Cynthia A. Russo	30,985	*
James C. Stoffel	10,725	*
Named Executive Officers
Savneet Singh	81,501	*
Bryan A. Menar	27,396(2)	*
Matthew R. Cicchinelli	22,502(3)	*
All Directors and current executive officers as a group (7 persons)	2,290,048	12.6%
*	Less than 1%
(1)	See footnote (1) to the “Stock Ownership of Certain Beneficial Owners” table below.
(2)	Includes 21,062 shares subject to a currently exercisable stock option.
(3)	Includes 3,062 shares subject to a currently exercisable stock option.

Stock Ownership of Certain Beneficial Owners
The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than 5% of our common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
John W. Sammon c/o PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413-4991	2,106,214(1)	11.5%
(1)
Based on a Schedule 13G/A filed with the SEC on January 27, 2020 by John W. Sammon, Deanna D. Sammon, J.W. Sammon Corp. and Sammon Family Limited Partnership. Mr. Sammon reports sole voting power with respect to 1,201,618 shares, sole dispositive power with respect to 1,198,552 shares, and shared voting and dispositive power with his wife, Deanna D. Sammon with respect to 874,196 shares; this amount for Mr. Sammon includes 3,066 shares of restricted stock that vest on the earlier of June 10, 2020 and the date of the 2020 Annual Meeting, and for which Mr. Sammon has voting, but not dispositive power. Mrs. Sammon reports sole voting and dispositive power with respect to 30,400 shares and shared voting and shared dispositive power with her husband, Mr. Sammon with respect to 874,196 shares. J.W. Sammon Corp. reports sole voting and dispositive power with respect to 874,096 shares. Sammon Family Limited Partnership reports sole voting and dispositive power with respect to 862,096 shares held directly by the Sammon Family Limited Partnership. J.W. Sammon Corp. is the sole general partner of the Sammon Family Limited Partnership. Mr. and Mrs. Sammon are officers and 50% shareholders of J.W. Sammon Corp. Mr. Sammon disclaims beneficial ownership of 30,400 shares held directly by Mrs. Sammon. Mrs. Sammon disclaims beneficial ownership of 1,201,618 shares beneficially owned by Mr. Sammon.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, Directors, and stockholders who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.
Based solely on a review of reports filed with the SEC and written representations that no other reports were required, we believe that during 2019 Savneet Singh filed one late Form 4 reflecting one late equity grant transaction and Bryan A. Menar and Matthew R. Cicchinelli each filed a late Form 4 reflecting one late transaction disclosing notice of satisfaction of performance targets associated with shares eligible to vest at a later date, December 31, 2020.

DIRECTOR COMPENSATION
2019 Director Compensation
During 2019 compensation for non-employee Directors consisted of a mix of cash and equity. In March 2019, Pearl Meyer provided the Compensation Committee with an analysis of non-employee director compensation, including a review of director compensation of the Company’s peer group (the “Pearl Meyer Director Compensation Report”). The peer group for this analysis consisted of the same comparator group that is used to evaluate executive compensation and is described below under “Executive Compensation —Market Data and Other Compensation Considerations.”
Based on the Pearl Meyer Director Compensation Report, the Compensation Committee recommended to the Board of Directors that non-employee Directors elected at the 2019 Annual Meeting be paid cash retainers based on committee membership in addition to a fixed annual cash retainer. Previously, non-employee Directors received an annual cash retainer of $40,000, with the Audit Committee chairperson receiving an additional $5,000 cash retainer. Our non-employee Directors do not receive additional fees for Board or committee meeting attendance. Beginning in June 2019, non-employee Directors received the following cash retainers for their service on the Board and committee membership, which are paid quarterly in arrears:
Position	Cash Retainer (Board & Committee)
Non-Employee Director	$40,000
Lead Director	$18,000
Audit Committee, Chair	$18,000
Audit Committee, Member	$9,000
Compensation Committee, Chair	$10,000
Compensation Committee, Member	$5,000
Nominating & Corporate Governance Committee, Chair	$7,500
Nominating & Corporate Governance Committee, Member	$3,750
Each non-employee Director received an annual award of restricted stock with a grant date fair value of $90,000, which represented a $15,000 increase over the grant date fair value of the previous year’s award. The Compensation Committee recommended this increase to the Board based on the Pearl Meyer Director Compensation Report. The 2019 annual grant was based on the closing price of our common stock on June 10, 2019 ($29.35), the grant date, and resulted in a grant of 3,066 shares of restricted stock, which will vest on the earlier of June 10, 2020 and the date of the 2020 Annual Meeting. The 2019 grants were made under the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”).
We reimburse our non-employee Directors for reasonable expenses incurred to attend Board and Committee meetings.
In 2019 compensation earned by or paid to our non-employee Directors was as follows:
Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Douglas G. Rauch	51,944	90,000	—	141,944
Cynthia A. Russo	61,149	90,000	—	151,149
John W. Sammon	46,250	90,000	—	136,250
James C. Stoffel	58,572	90,000	—	148,572
(1)
Compensation is pro-rated for the number of days served on the Board and in any particular role or committee, as applicable. Mr. Stoffel assumed the role of Lead Director from Ms. Russo in September 2019.

(2)
This column includes the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) with respect to stock awards made to non-employee Directors in 2019. Assumptions made in the valuation are discussed in Note 10 to the Company’s 2019 Consolidated Financial Statements included in the Company’s Annual Report on 10-K filed with the SEC on March 16, 2020. Each non-employee director had 3,066 shares of unvested restricted stock outstanding at December 31, 2019.

Stock Ownership Guidelines for Non-employee Directors
Directors are required to hold shares of the Company’s common stock with a fair market value equal to 3x the amount of the annual cash retainer payable to the non-employee Director. All shares of common stock bought by a non-employee Director or the Director’s immediate family member residing in the same household, all shares held in trust for the benefit of a non-employee Director or his or her family, and all shares granted under the 2015 Equity Incentive Plan count toward the satisfaction of these requirements. Each non-employee Director is required to attain such ownership within five (5) years of the later of: (a) the effective date of the policy (June 8, 2018) and (b) joining the Board.

EXECUTIVE COMPENSATION
We are eligible to rely on the scaled disclosure requirements for smaller reporting companies under Item 402 (m) through (q) of Regulation S-K in this proxy statement. Under these scaled disclosure requirements, we are required to disclose certain compensation information about our Chief Executive Officer (CEO) and two other individuals serving as executive officers who were the most highly compensated executive officers of the Company. Our named executive officers during 2019 were:
Named Executive Officers	Positions and Offices
Savneet Singh	Chief Executive Officer and President of the Company and President of ParTech, Inc., effective March 22, 2019 (1)

Bryan A. Menar	Chief Financial Officer and Vice President of the Company

Matthew R. Cicchinelli	President of PAR Government Systems Corporation and Rome Research Corporation
(1)	Mr. Singh served as Interim Chief Executive Officer and President of the Company and Interim President of ParTech, Inc. from December 2018 until March 22, 2019.
Overview of Executive Compensation for 2019
Compensation Objective and Methods.
The objective of our executive compensation program is to drive the creation of stockholder value. To do this, we have designed an executive compensation program to attract, retain, and motivate talented people who can deliver competitive financial returns to our stockholders through the achievement of short-term and long-term goals; to achieve this we maintain:
•
Pay for Performance, our short-term (annual performance-based, cash bonus (“STI”) and long-term (equity awards (“LTI”)) incentive programs create a strong relationship between compensation and performance; payment of annual STI bonuses is tied to the achievement of financial performance metrics and individual performance against behaviors that reinforce the values of leadership, integrity, accountability, teamwork, innovation, and quality, and vesting of LTI equity awards depends on the performance of our common stock; and

•
Competitive Compensation, we provide compensation opportunities that take into account compensation levels and practices of our peers, but without targeting any specific percentile of relative compensation; instead our compensation program is designed to reward top performers in a highly competitive market for talent and align their interests with the interests of our stockholders.

2019 Compensation Actions and Highlights.
In 2019, we entered into a new employment agreement with Savneet Singh in connection with his appointment to the office of CEO and President of the Company and President of ParTech, Inc. His employment agreement is described in further detail below. In addition, our Compensation Committee reviewed and revised our annual and long-term incentive metrics and payout structures to better tie individual and corporate performance, in a way that is aligned with the short- and long-term interests of the Company and its stockholders. The Committee believes the revised plans, described further below, create incentives and accountability for our named executive officers to achieve our strategic and financial goals in furtherance of stockholder value.
Role of the Compensation Committee and CEO.
The Compensation Committee approves the annual compensation of our non-CEO named executive officers and certain other senior officers of the Company, including incentive compensation (cash and equity based). However, our CEO provides information and recommendations to the Compensation Committee on the compensation and performance of our other named executive officers, including recommendations as to the appropriate levels of base salaries, short-term incentive compensation and long-term equity awards, performance targets for corporate and other operating segments, and individual performance targets.

With respect to the compensation of the CEO, Pearl Meyer worked directly with the Compensation Committee to develop the compensation program for the CEO. The CEO does not make recommendations on his base salary or the mix and/or structure of his short-term cash incentive or long-term equity incentive compensation.
Role of Compensation Consultant
The Compensation Committee has engaged Pearl Meyer as its consultant to provide information and advice concerning executive and non-employee director compensation. The Compensation Committee believes that Pearl Meyer has the necessary skills, knowledge, industry expertise, and experience, as well as the necessary resources, to provide a comprehensive approach to executive and non-employee director compensation analysis, planning and strategy. Pearl Meyer provides advice related to executive and non-employee director compensation as requested, including an annual analysis of executive and non-employee director compensation compared to peer company practice and data. Pearl Meyer may also provide input on management materials and recommendations in advance of Compensation Committee meetings.
In late 2018, Pearl Meyer conducted an executive compensation study and provided the Compensation Committee with an analysis of our executive compensation and program design for 2019, including comparator peer group compensation data for our named executive officers and other back-up information and analysis of compensation matters as requested by the Compensation Committee.
While the Compensation Committee considers the reports, data, and analyses provided by Peal Meyer, the Compensation Committee is the ultimate decision-making authority with respect to our compensation programs, including the specific amounts paid to our named executive officers. Accordingly, as discussed above under “Director Compensation,” we restructured and increased our non-employee Director compensation in 2019, and
•
the base salary of Savneet Singh, our CEO, was increased in March 2019, pursuant to his March 22, 2019 employment agreement and the base salaries of other named executive officers, Bryan Menar, our CFO, and Matt Cicchinelli, President of PAR Government, were not changed;

•	our short-term and long-term incentive programs were modified to create a stronger relationship of pay to performance;
•	each of Messrs. Singh, Menar and Cicchinelli participated in our 2019 short-term incentive program; and
•	Mr. Singh was awarded equity pursuant to his March 22, 2019 employment agreement and Messrs. Menar and Cicchinelli were awarded equity pursuant to our 2019 long-term incentive program.
Market Data and Other Compensation Considerations
In response to our Compensation Committee’s request that Pearl Meyer perform an assessment of our executive compensation, including a peer group and survey data review and competitive pay assessment, Pearl Meyer provided our Compensation Committee with both peer group data and compensation survey data specific to technology/telecom companies. The 2019 peer group focused on industry-relevant, publicly-traded companies. Criteria used to select the peer group included revenue, number of employees and market capitalization. The 2019 Peer Group included: A10 Networks, Inc.; Agilysys, Inc.; American Software, Inc.; Avid Technology, Inc.; Control4 Corporation; Digi International Inc.; FARO Technologies, Inc.; Napco Security Technologies, Inc.; Progress Software Corporation; QAD Inc.; and SPS Commerce, Inc.
In addition to market and survey data, the Compensation Committee considered each named executive officer’s individual expertise, skills, responsibilities, required commitment, current and anticipated contribution to the Company’s achievement of its plans and goals, as well as prior compensation adjustments, prior award accumulation, and any contractual commitments, in formulating the 2019 compensation of our named executive officers.
Elements of 2019 Executive Compensation
Our 2019 executive compensation program is designed to retain and motivate our named executive officers, and to promote the creation and delivery of stockholder value by incentivizing our named executive officers to deliver competitive financial returns by establishing performance targets linked to our financial and business goals and objectives. In 2019, we compensated our named executive officers primarily through a combination of base salary, bonuses, and incentive compensation, which has a short-term cash component (“STI”) and a long-term equity component (“LTI”).
Base Salary. In setting the annual base salary of our CEO, and in reviewing and approving the annual base salaries of the other named executive officers, the Compensation Committee considered information from Pearl Meyer and other factors described above under “Market Data and Other Compensation Considerations”. Messrs. Menar and Cicchinelli did not receive a base salary increase in 2019 based on the Company’s financial performance for the fiscal year ended 2018. Mr. Singh’s base salary until mid-March 2019 was $473,000, on March 22, 2019, Mr. Singh’s base salary was increased to $490,000 pursuant to his employment agreement dated March 22, 2019.
Bonuses. Mr. Cicchinelli participates in an employee retention program used by PAR Government as a tool to recruit and retain certain of its employees and those of its subsidiaries (the “PGSC retention bonus”), which is generally available to all employees of PAR Government and its subsidiaries who are not covered by the Service Contract Act. The PGSC retention bonus is a percentage of an employee’s total cash compensation paid in a fiscal year; it is established annually by PAR Government’s senior management, and is payable, if the employee remains employed through and including the payment date, in the immediately following year, generally on or about March 31. The payment is reduced by the amount, if any, of the employer contribution for the employee to the profit-sharing component of the Company’s retirement plan. In 2019, Mr. Cicchinelli earned a PGSC retention bonus of $17,304 and a $20,000 discretionary cash award in consideration for his individual contributions to PAR Government.
Incentive Compensation — Short-Term Incentive Compensation (“STI”) and Long-Term Equity Incentive Compensation (“LTI”). Our incentive compensation program for 2019 was designed to attract, retain, and motivate top performing people to deliver financial returns. To accomplish these objectives, we established corporate performance targets linked to our financial and business goals and objectives and tied them to individual performance targets. Consistent with these objectives, our named executive officers and other senior officers, including certain officers of our subsidiaries, short-term incentive (“STI”) cash compensation and long-term incentive (“LTI”) equity compensation is dependent upon the Company’s and the individual’s achievement of specified and predetermined financial goals.
Short-Term Incentive (“STI”) Compensation — Our named executive officers were eligible to earn their STI bonuses as a percentage of their earned base salary as follows:
Named Executive Officer	Target STI as percentage of earned base salary
Savneet Singh	90%
Bryan A. Menar	40%
Matthew R. Cicchinelli	55%

The 2019 annual STI targets for Messrs. Singh and Menar were divided equally between corporate and business goals and individual performance goals. As shown in the table below, corporate and business goals for Messrs. Singh and Menar were weighted equally among our Brink line of business, Core line of business, and consolidated corporate results. Mr. Cicchinelli’s 2019 annual STI target was based entirely upon the PAR Government financial goal.
	Performance Goals
	Corporate	Brink	Core	PAR Government	Individual Goals
Target Performance	Consolidated Adjusted EBITDA(1)	Annual recurring revenue	Profit before tax(2)	Net income before taxes	Individual performance goals tied to Company goals
Weighting of Each Performance Metric
Savneet Singh	16.67%	16.67%	16.66%	—	50%
Bryan A. Menar	16.67%	16.67%	16.66%	—	50%
Matthew R. Cicchinelli	—	—	—	100%	—
(1)
Corporate/Consolidated Non-GAAP Adjusted EBITDA is our net income/(loss), excluding net interest, amortization of identifiable intangible assets, depreciation of fixed assets and income taxes as shown in our Consolidated Statement of Operations in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2020, excluding extraordinary items such as financial performance attributable to recent acquisitions and costs related to recent divestitures not considered within the 2019 Annual Operating Plan performance targets.

(2)	CORE/ Profit before tax, is that business line’s respective profit before tax excluding indirect allocated costs from corporate home office and support shared services.
The actual STI payout depends upon the level of achievement against the selected performance goals, as set forth below. There will be no STI payout, regardless of the achievement of a particular corporate, business or subsidiary target, unless a minimum of 85% of a non-GAAP profit before taxes (PBT) goal is met.
The corporate and business performance targets and actual achievement for 2019 were as follows:
STI Level of Achievement	Corporate – Consolidated Adjusted EBITDA:	Brink – Annual recurring revenue	Core – Profit before tax	PAR Government – Net income before tax
Threshold	$186,300	$18.7 million	$9.4 million	$6.30 million
Target	$207,000	$20.8 million	$10.4 million	$7.01 million
Maximum	$248,400	$25.0 million	$12.5 million	$8.40 million
Actual Performance Achieved	$(2.7 million)	$18.9 million	$10.9 million	$5.35 million
Potential payouts as a percentage of the targets for earned base salary were - Threshold: 50%, Target: 100% and Maximum: 150%. In 2019, the named executive officers earned their STI as follows:
Named Executive Officer	STI Payout ($)	STI Payout as a percent of target achieved (%)	STI Payout as a percent of earned base salary (%)
Savneet Singh	448,862	102.6	92.3

Bryan A. Menar	115,173	106.2	42.5

Matthew R. Cicchinelli	—	0	0

Long-Term Incentive (“LTI”) Compensation — The Company may grant equity awards, including stock options and restricted stock under the 2015 Equity Incentive Plan. In 2019, the Compensation Committee structured its equity awards to link performance to stockholder value and to retain our top performing executives. The 2019 LTI compensation to our named executive officers (other than Mr. Singh) consisted of restricted stock and non-qualified stock options, with the grant date fair value of the awards being granted as follows: 25% as time vesting restricted stock, 40% as performance vesting restricted stock, and 35% as non-qualified stock options.
In 2019, we granted the following LTI awards to Messrs. Menar and Cicchinelli:
Name	Time Vesting Restricted Stock	Performance Vesting Restricted Stock (Target)	Non-Qualified Stock Options
Bryan A. Menar	1,005	1,608	5,382
Matthew R. Cicchinelli	753	1,206	4,036
The time vesting restricted stock vests ratably in one-third increments on December 31, 2019, December 31, 2020, and December 31, 2021, subject to continuing employment on the applicable vesting dates.
The non-qualified stock options vest ratably in one-third increments on August 9, 2020, August 9, 2021, and August 9, 2022, subject to continuing employment on the applicable vesting dates.
The performance vesting restricted stock vests ratably in one-third increments on December 31, 2019, December 31, 2020, and December 31, 2021, based on the percentage annual performance targets are achieved for the applicable performance year and subject to the named executive officer’s continuing employment on the applicable vesting dates.
For the performance year ended December 31, 2019 (the “2019 Performance Year”), performance is based on the Company’s total shareholder return (“TSR”) ranking, as compared to the other companies in the Russell 2000 Index (the “peer group”). TSR is the change in stock price between January 1, 2019 and December 31, 2019 (“measurement period”) and is determined based on the quotient of the ending average share price over the beginning average share price, minus 1, where the average share price of the Company’s common stock and each other company in the peer group is the average closing stock price over the 20 trading days ended January 1, 2019 and ending December 31, 2019. At the end of the measurement period the Company’s TSR and the TSR of each other company in the peer group is ranked from highest to lowest, with the company with the highest TSR being assigned a rank of 1.
The total percentage of shares of performance-vesting restricted stock that may vest in the 2019 Performance Year is capped at 150% and is calculated by multiplying the number of shares of performance-vesting restricted stock eligible to vest in the 2019 Performance Year by the payout percentage corresponding to the Company’s TSR percentile ranking for 2019. If the Company’s TSR is negative during the 2019 Performance Year, the maximum number of shares of performance-vesting restricted stock that can vest is 100%, even if the Company’s TSR is above the 50th percentile of the Russell 2000 Index.
For the 2019 Performance Year, the Company’s percentile ranking for TSR against the other companies in the Russell 2000 Index was 87%, which resulted in 150% of the performance vesting shares being earned for the 2019 Performance Year.
Company’s TSR Relative to the Russell 2000 Index	Percent of Performance Vesting Restricted Stock to Vest (“payout percentage”)
At or above 75th percentile	150%
At or between 50th – 74th percentile	100%
At or between 25th – 49th percentile	25%
At or between 0 – 24th percentile	0%
In addition to the grants described above, the Compensation Committee approved a discretionary retention grant of 10,000 shares of restricted stock to Mr. Cicchinelli; 2,500 shares vested on the date of grant, 2,500 shares vested on January 1, 2020, and 5,000 shares will vest on January 1, 2021, subject to Mr. Cicchinelli’s continuing employment through the applicable vesting date.

In 2019, we granted 20,000 shares of time vesting restricted stock and 80,000 shares of performance vesting restricted stock to Mr. Singh under the 2015 Equity Incentive Plan as contemplated by his March 2019 employment agreement (described below). The 20,000 time vesting shares vest and are distributable to Mr. Singh on March 31, 2020, provided Mr. Singh is employed as Chief Executive Officer or is otherwise providing services to the Company on such date. The 80,000 performance vesting shares vest on such date or dates as the Compensation Committee certifies the achievement of performance goals, including the percentage of achievement; and, to the extent vested, are distributable to Mr. Singh in equal installments on March 31, 2020, March 31, 2021 and March 31, 2022, provided Mr. Singh remains employed as our Chief Executive Officer or is otherwise providing services to the Company continuously through and including the applicable distribution dates. Based on performance, the Compensation Committee determined that Mr. Singh earned 78,000 of the performance vesting shares.
Benefits. Our named executive officers are eligible for the same benefits available to our other full-time employees. Our benefits include our 401(k)/retirement plan (“retirement plan”), employee stock purchase plan, health and life insurance plans, and other welfare benefit programs. Our retirement plan has a deferred profit-sharing component. Contributions to the profit-sharing component of the retirement plan are made at the discretion of the Board. No contributions were made to the profit-sharing program in 2019.
Deferred Compensation. We sponsor a non-qualified deferred compensation plan for a select group of highly compensated employees that includes certain of our named executive officers. Participants may make voluntary deferrals of their salary and/or cash bonus to the plan. The Board also has the sole discretion to make employer contributions to the plan, although it did not make any such employer contributions in 2019.
Employment Arrangements in effect for 2019
Savneet Singh. In connection with his appointment as Interim Chief Executive Officer and President of the Company effective December 4, 2018, we entered into an employment letter with Mr. Singh, which provided for an annual base salary of $473,500 (which was pro-rated for 2018). Pursuant to the employment letter Mr. Singh was granted 5,000 shares of performance based restricted stock under the 2015 Equity Incentive Plan.
In connection with his appointment as Chief Executive Officer and President of the Company effective March 22, 2019, we entered into a new employment agreement with Mr. Singh. The March 2019 employment agreement superseded and preempted the terms of the December 2018 employment letter (including cancelling the 5,000 performance shares described above). The March 2019 employment agreement provided for an annual base salary of $490,000, an STI bonus target equal to 90% of his base salary earned in 2019, 20,000 shares of restricted stock that vest on March 31, 2020, subject to his continued service, and 80,000 shares of performance vesting restricted stock as described above under “Long-Term Incentive (“LTI”) Compensation”. The March 2019 employment agreement further provided that for each of 2020 and 2021, Mr. Singh would be eligible to receive an award of 90,000 shares of performance vesting restricted stock that would become earned to the extent performance goals established by the Compensation Committee are satisfied, and then, so long as he remained continuously employed as Chief Executive Officer, fully vested on the third anniversary date thereafter. In accordance with the Company’s reimbursement policy, Mr. Singh was eligible for reimbursement of travel and other expenses, including up to $35,000 in reimbursement for housing and living expenses.
On February 27, 2020, we entered into a new employment agreement with Mr. Singh. The February 2020 employment agreement supersedes and preempts the March 2019 employment letter and is further described in our Current Report on Form 8-K filed with the SEC on March 2, 2020 and is filed as Exhibit 10.20 to our Annual Report on Form 10-K for our fiscal year ended December 31, 2019. The terms of the February 2020 employment offer letter will be further described in our proxy statement for the 2021 annual meeting of stockholders.
Bryan A. Menar. In connection with his appointment as Chief Financial Officer and Vice President of the Company, we entered into an employment agreement with Mr. Menar. Pursuant to that employment agreement Mr. Menar was paid an annual base salary of 250,000, which was increased to $271,000 in 2018; he participates in our STI program at an individual bonus target of up to 40% of his annual base salary for performance against targets established by the Board; and he participates in our retirement plan and receives insurance and other customary benefits offered by us to our executives. If Mr. Menar’s employment had been terminated without cause prior to November 14, 2019, then, pursuant to the terms of his employment agreement, he would have been paid severance equal to six months of his then annual base salary in exchange for a duly executed standard release.
Matthew R. Cicchinelli. Effective December 12, 2015, Mr. Cicchinelli was appointed to the position of President of PAR Government Systems Corporation and Rome Research Corporation. In connection with this appointment, we entered into an employment agreement with Mr. Cicchinelli. Pursuant to that employment agreement, Mr. Cicchinelli was paid an annual base salary of $240,000, which was increased to $247,000 in 2018; participates in our STI program at an individual bonus target of up to 50% (increased to 55% by the Compensation Committee in 2019) of his annual base salary for performance against targets established by the Board; and participates in our retirement plan and receives insurance and other customary benefits offered by us to our executives. Mr. Cicchinelli’s employment is not governed by any severance agreement.
Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers during 2019 and 2018.
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Compensation ($) (g)	Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Savneet Singh, CEO and President	2019	485,939	—	2,450,400	—	448,878	—	29,388	3,414,605
	2018	30,595	—	96,850	—	—	—	—	127,445

Bryan A. Menar, Chief Financial and Accounting Officer, Vice President	2019	271,000	—	65,000	35,000	113,159	—	4,891	489,050
	2018	260,169	32,500	48,750	26,250	—	—	2,438	370,107

Matthew R. Cicchinelli, President, PAR Government Systems Corporation and Rome Research Corporation	2019	247,000	37,304	299,850	26,250	—	—	3,081	613,485
	2018	244,827	16,768	48,750	26,250	121,750	—	3,031	461,376
Column (c) - Salary. Mr. Singh’s base salary during the period he served as Interim Chief Executive Officer and President from December 4, 2018 through March 22, 2019 was $473,500. In connection with his appointment to Chief Executive Officer and President, effective March 22, 2019, Mr. Singh’s base salary was increased to $490,000.
Column (d) - Bonus. Mr. Cicchinelli’s PGSC retention bonus ($17,304) and discretionary bonus ($20,000) earned in 2019.
Column (e) - Stock Awards. The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to stock awards made to our named executive officers. Assumptions made, including the probable outcome of performance conditions of the performance-based stock awards, in the valuations are discussed in Note 10 to our 2019 Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2020.
For Mr. Singh, column (e) reflects the grant date fair value of the 100,000 shares of restricted stock granted to him 2019 in connection with his appointment to the position of Chief Executive Officer and President on March 22, 2019. Of these shares, 20,000 shares, granted in March 27, 2019, are time vesting shares, that vest and are distributable on March 31, 2020, subject to Mr. Singh’s continued service, and 80,000 shares, granted on May 13, 2019, are performance vesting shares, that vest on such date or dates as our Compensation Committee certifies the achievement of performance goals, including the percentage of achievement; and, to the extent vested, are distributable to Mr. Singh in equal installments on March 31, 2020, March 31, 2021 and March 31, 2022, provided he remains employed as our Chief Executive Officer or is otherwise providing services continuously through and including the applicable distribution dates. The 5,000 shares of restricted stock, with a grant date fair value of $96,850, granted to Mr. Singh in December 2018 in connection with his appointment as Interim Chief Executive Officer and President in December 2018, were cancelled.
For Mr. Menar, column (e) reflects the grant date fair value of 2,613 shares of restricted stock granted to him on August 9, 2019. Of these shares, 1,005 are time vesting shares, that vest ratably in one-third increments on December 31, 2019, December 31, 2020 and December 31, 2021, subject to Mr. Menar’s continued service, and 1,608 are performance vesting shares, that vest ratably in one-third increments on December 31, 2019, December 31, 2020 and December 31, 2021, based on the percentage annual performance goals are achieved for the applicable performance year, and subject to Mr. Menar’s continued service. The grant date fair value of the performance vesting restricted stock, assuming the highest level of performance will be achieved, is $59,986.
For Mr. Cicchinelli, column (e) reflects the grant date fair value of 10,000 shares of timing vesting restricted stock granted to him on May 10, 2019, of which 2,500 vested on the date of grant, 2,500 vested on January 1, 2020 and 5,000 shares vest on January 1, 2021, subject to Mr. Cicchinelli’s continuous employment; and the grant date fair value of 1,959 shares of restricted stock granted to him in August 2019. Of these shares, 753 are time vesting shares, that vest ratably in one-third increments on December 31, 2019, December 31, 2020 and December 31, 2021, subject to Mr. Cicchinelli’s continued service, and 1,206 are performance vesting shares, that vest ratably in one-third increments on December 31, 2019, December 31, 2020 and December 31, 2021, based on the percentage annual performance goals are achieved for the applicable performance year, and subject to Mr. Cicchinelli’s continued service. The grant date fair value of the performance vesting restricted stock, assuming the highest level of performance will be achieved, is $44,989.
Column (f) – Option Awards. The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the valuations are discussed in Note 10 to our 2019 Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2020.
For each of Messrs. Menar and Cicchinelli column (f) reflects non-qualified stock options to purchase shares of our common stock granted on August 9, 2019. The options vest ratably in one-third increments on August 9, 2020, August 9, 2021, and August 9, 2022, subject to continuing employment on the applicable vesting dates.
Column (g) – Non-Equity Incentive Plan Compensation. Reflects the STI bonuses earned by Messrs. Singh and Menar in 2019.
Column (i) - All Other Compensation. The amounts represent 401(k) employer matching contributions ($4,192 -Mr. Singh, $4,303 – Mr. Menar and $2,500 – Mr. Cicchinelli), the Company’s payment of premiums on term life insurance ($588 – Messrs. Singh and Menar and $581 – Mr. Cicchinelli), as to Mr. Singh, payments related to relocation expenses of $14,544 and a company car lease of $10,064.

Outstanding Equity Awards at Fiscal Year-End
The following table shows information regarding outstanding equity awards held by our named executive officers at December 31, 2019.
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Savneet Singh	—	—	—	—	20,000(2)	614,800	—	—
					16,000(3)	491,840	64,000(3)	1,967,360

	—	—	—	—	—	—
Bryan A. Menar	—	5,382(4)	24.87	8/09/29	—	—	—	—
	1,062	2,126(5)	22.18	8/13/28	—	—	—	—
	20,000	20,000(6)	8.90	12/08/27	—	—	—	—
	—	—	—	—	670(8)	20,596	—	—
	—	—	—	—	1,608(9)	49,430
	—	—	—	—	282(11)	8,669	—	—
	—	—	—	—	418	12,849	902(12)	27,727
	—	—	—	—	—	—	1,500(13)	46,110
Matthew R. Cicchinelli	—	4,036(4)	24.87	8/09/29	—	—	—	—
	1,062	2,126(5)	22.18	8/13/28	—	—	—	—
	2,000(7)	—	4.80	1/9/24	—	—	—	—
	—	—	—	—	502(8)	15,431	—	—
	—	—	—	—	—	—	1,206(9)	37,072
					7,500(10)	230,550	—	—
	—	—	—	—	282(11)	8,669	—	—
	—	—	—	—	418	12,849	902(12)	27,727
	—	—	—	—	—	—	1,667(13)	51,244
1.	The dollar amounts reflect the market value of the shares based on the closing price of our common stock on December 31, 2019 ($30.74).
2.	These shares of restricted stock were granted on March 27, 2019 and vest and are distributable on March 31, 2020.
3.
These shares of performance vesting restricted stock were granted on May 13, 2019, and vest on such date or dates as our Compensation Committee certifies the achievement of performance goals, including the percentage of achievement; and, to the extent vested, are distributable in equal installments on March 31, 2020, March 31, 2021 and March 31, 2022.

4.	This option was granted on August 9, 2019 and vests ratably over three years on the anniversary of the date of grant.
5.	This option was granted on August 13, 2018 and vests ratably over three years on the anniversary of the date of grant.
6.	This option was granted on December 8, 2017 and vests ratably over four years on the anniversary of the date of grant.
7.	This option was granted on January 9, 2014 and vested ratably over three years on the anniversary of the date of grant.
8.	These shares of time vesting restricted stock were granted on August 9, 2019 and vest ratably December 31, 2019, 2020 and 2021.
9.	These shares of performance vesting restricted stock were granted on August 9, 2019 and vest ratably December 31, 2019, 2020 and 2021 subject to attaining annual performance targets.
10.	These shares of time vesting restricted stock were granted on May 10, 2019 and vest as follows: 2,500 shares on the date of grant, 2,500 shares on January 1, 2020 and 5,000 shares on January 1, 2021.
11.	These shares of time vesting restricted stock were granted on August 13, 2018 and vest ratably on December 31, 2018, 2019 and 2020.

12.
These shares of performance vesting restricted stock were granted on August 13, 2018 and vest on December 31, 2020 subject to attaining annual performance targets for the years ending December 31, 2018, 2019 and 2020. The number of shares assumes that performance goals for the remaining vesting dates will be achieved.

13.
These shares of performance vesting restricted stock were granted on December 8, 2017 and vest ratably on December 31, 2017, 2018 and 2019 if annual performance targets are achieved. However, if a performance target for a performance year is not met, the shares of restricted stock for such missed performance year are eligible for recapture. The shares of restricted stock for a missed performance year are eligible for recapture at the end of the immediately subsequent performance year, if the cumulative actual performance exceeds the cumulative performance targets for such performance years. The recapture right is only available in the immediately subsequent performance year; provided, in the case of the last performance year, if the performance target for the last performance year is not met, the shares of restricted stock for that last performance year may be recaptured if the cumulative actual performance for the three (3) performance years exceeds the cumulative performance targets for the three (3) performance years. None of the shares were eligible to vest based on performance.

PROPOSAL 2 — NON-BINDING, ADVISORY VOTE TO APPROVE
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our disclosure regarding the compensation of our named executive officers is pursuant to the scaled requirements for smaller reporting companies under Item 402(m) through (q) of Regulation S-K of the Exchange Act. The compensation paid to our named executive officers in 2019 is disclosed in the narrative discussion and compensation tables on pages 17 through 26 of this Proxy Statement. As discussed, we believe our compensation program is focused on pay-for-performance principles and are strongly aligned with the long-term interests of building stockholder value.
Our stockholders, through their non-binding, advisory vote at the 2019 annual meeting of stockholders, indicated a desire for an annual non-binding, advisory vote regarding the compensation of our named executive officers. Our Board believes an annual vote will enhance stockholder communication by providing a clear, simple means for us to obtain information on stockholder sentiment about our executive compensation philosophies and practices. Therefore, in accordance with Section 14A of the Exchange Act and the associated regulations, stockholders are being asked to provide a non-binding, advisory vote on the following resolution:
RESOLVED, that the stockholders of PAR Technology Corporation approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the compensation tables and narrative discussion contained herein.
The next non-binding, advisory vote regarding the compensation of our named executive officers will be held at the 2021 annual meeting of stockholders.
The vote solicited by Proposal 2 is advisory in nature, and therefore is not binding on the Company, the Board, or the Compensation Committee. While the opinions of our stockholders are valued, the result of the vote will not require the Company, the Board, or the Compensation Committee to take any actions, and will not be construed as overruling any decision of the Company, the Board or the Compensation Committee. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider stockholder concerns and an evaluation will be made as to whether any actions are necessary to address those concerns.
The Board of Directors unanimously recommends a vote “For” the proposal to approve the compensation of our named executive officers as disclosed in this Proxy Statement, including the compensation tables and narrative discussion.

PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 29,000,000 TO 58,000,000
We currently have thirty million (30,000,000) shares of authorized capital stock, par value $0.02 per share, consisting of twenty-nine million (29,000,000) shares of common stock and one million (1,000,000) shares of preferred stock.
As of April 8, 2020 we had outstanding 18,243,672 shares of common stock. No shares of preferred stock are outstanding.
Of the 9,707,687 shares of common stock authorized, but unissued, as of April 8, 2020 we had approximately 951,681 shares of common stock reserved for issuance upon the exercise of outstanding stock options under the 2015 Equity Incentive Plan; approximately 160,243 shares of common stock available for future awards under the 2015 Equity Incentive Plan, which will increase to approximately 860,243 if Proposal 4 is approved; 44,350 shares reserved for issuance upon the exercise of outstanding stock options under the Company’s 2005 Equity Incentive Plan; 67,273 shares reserved for issuance upon vesting of restricted stock units issued by us in connection with our assumption of awards granted by AccSys, Inc. (“Restaurant Magic”) to its employees and contractors prior to the closing of our acquisition of Restaurant Magic in December 2019; 148,072 shares reserved for issuance to the sellers of Restaurant Magic in the event certain post-closing earn-out targets are achieved; and approximately 4,338,322 shares of common stock reserved for issuance in the event some or all of our 4.500% convertible senior notes due 2024 and/or our 2.875% convertible senior notes due 2026 convert into shares of common stock. In addition, as of April 8, 2020 we had 1,048,641 unreserved shares of common stock held in treasury.
Due to the limited number of shares of common stock remaining available for future issuance, our Board unanimously approved and voted to recommend that you approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 29,000,000 to 58,000,000. In addition, to effect this change, the total number of shares of capital stock authorized in the Certificate of Incorporation, as amended, would increase from 30,000,000 to 59,000,000, consisting of 58,000,000 shares of common stock and 1,000,000 shares of preferred stock. The proposed Amendment to our Certificate of Incorporation is included as Appendix A to this Proxy Statement.
The additional shares of common stock would provide us with greater flexibility and additional potential opportunities in the future by allowing us to take any one or a combination of general corporate initiatives to optimize stockholder value and support our growth plans, including: raise additional capital through common stock offerings; provide stock-based awards to attract, motivate, and retain employees, executive officers and non-employee Directors; acquire businesses, technologies, product franchises or other assets through business combinations and acquisitions using common stock as consideration; and issue common stock for other corporate purposes. The Board believes that these additional shares of common stock will provide us with needed flexibility to issue shares in the future without potential expense and delay incident to obtaining stockholder approval for a particular issuance, except as otherwise required by law or the rules and regulations of the New York Stock Exchange. We currently have no specific plans, arrangements, or understandings to issue any of the newly authorized shares that have otherwise not been disclosed.
All newly authorized shares of common stock when issued would have the same rights as the presently authorized shares of common stock, including the right to cast one vote per share and to receive dividends if and to the extent we declare and pay them. There would be no change in the par value of $0.02 per share. Stockholders would have no preemptive rights with respect to the issuance of additional common stock.
Any issuance of additional shares of common stock would increase the outstanding number of shares of common stock and dilute the percentage ownership of existing stockholders. The dilutive effect of an issuance could discourage a change of control by making it more difficult or costly. We are not aware of any specific effort to obtain control of us, and we have no present intention of using the proposed increase in authorized common stock to deter a change of control.
Approval of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of all outstanding common stock. The Board of Directors recommends a vote “For” approval of the Amendment to our Certificate of Incorporation to increase the authorized shares of common stock from 29,000,000 to 58,000,000.

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED
PAR TECHNOLOGY CORPORATION 2015 EQUITY INCENTIVE PLAN
The Board has unanimously approved and voted to recommend that you approve, an amendment to the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan. The amendment (the “Amendment”) increases the number of shares of common stock authorized for issuance by 700,000. The Board believes that the Company’s ability to grant stock-based awards is important to its continuing ability to attract, motivate and retain talented people.
The PAR Technology Corporation 2015 Equity Incentive Plan was originally adopted by our Board and approved by our stockholders at the 2015 annual meeting of stockholders. In 2019, the Board adopted, and the stockholders approved, the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (the “Plan”), which included an increase of 1,000,000 shares available for issuance under the Plan.
In 2019, we increased the equity portion of total compensation for our employees, executive officers, and non-employee Directors in order to drive performance, align incentives with stockholder value, and improve retention. As a result, the total number of shares of common stock available for future awards under the Plan is 160,243 as of April 8, 2020. Based on estimated usage, the Compensation Committee anticipates depleting these shares by the end of calendar 2020. In order to continue to have an appropriate supply of shares for stock-based awards to attract, motivate, and retain the talent required to successfully execute our business strategy, the Board believes that the additional 700,000 shares requested in the Amendment will provide the Compensation Committee with sufficient shares for our equity compensation program for approximately three years, depending on the size of our workforce, the estimated range of our stock price, historical forfeiture rates, and other factors.
Our executive officers and non-employee Directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the Plan as amended.
While adding 700,000 shares to the Plan will increase the potential dilution to our current stockholders, our Board believes that our equity compensation program is appropriately managed. As shown in the table below, as of December 31, 2017, 2018 and 2019, stockholder dilution, measured by the quotient of the sum of (1) shares of common stock reserved for future awards, (2) outstanding, but unexercised stock options, and (3) unvested restricted stock outstanding, over the total number of shares of common stock outstanding, attributable to the Plan was 9.24%, 7.73% and 9.38%, respectively. Potential dilution as of April 8, 2020, inclusive of the additional 700,000 shares, would be 12.21%.
	December 31, 2017	December 31, 2018	December 31, 2019	April 8, 2020 (with 700,000 additional shares)
Shares reserved for future awards under Current Plan	555,437	378,194	1,127,717	860,243
Outstanding, but unexercised stock options	761,141	677,840	365,693	951,681
Unvested restricted stock outstanding	158,574	193,342	65,494	415,931
Total shares of common stock outstanding	15,969,085	16,171,879	16,629,177	18,243,672
Total dilution	9.24%	7.73%	9.38%	12.21%
The Company’s three-year adjusted average annual burn rate as of December 31, 2019 is 2.1%, well below the Institutional Shareholder Services (“ISS”) “burn rate benchmark” for our industry of 3.93%.
(Shares are stated in thousands)	2017	2018	2019
Weighted Average Number of Shares of Common Stock Outstanding	15,949	16,041	16,223
Stock Options Granted	149	104	123
Restricted Stock Granted	92	79	149
Adjusted Total(1)	333	262	421
Granted Stock Options and Restricted Stock Burn Rate	2.1%	1.6%	2.6%
3-year average (adjusted) Burn Rate 2.1%
(1)
Adjusted total reflects that ISS considers full-value awards to be more valuable than stock options. The adjustment is made based on the Company’s annual stock price volatility, such that 1 full value award will count as 2 option shares.

Plan Summary
Set forth below is a summary of the principal provisions of the Plan. We are proposing to amend the Plan solely to increase the shares available for issuance. The Company is not proposing to amend any of the provisions described below. The summary is qualified in its entirety by reference to the text of the Plan, which is attached as Appendix B to this Proxy Statement. We urge our stockholders to carefully review the Plan.
Plan Term. The present term of the Plan began on June 10, 2019, the date of stockholder approval of the Plan. No awards may be granted under the Plan after June 10, 2029, but awards previously granted may extend beyond that date unless terminated by the Board or Compensation Committee in accordance with the terms of those awards.
Eligible Participants. All employees, officers, directors, consultants and advisors of the Company are eligible to participate in the Plan. As of April 8, 2020, there were approximately 950 employees (including officers) and five directors eligible to participate in the Plan. Although consultants and advisors are eligible to participate, we have not historically granted stock-based awards to consultants and advisors.
Total Shares Authorized. If stockholders approve the Amendment, an additional 700,000 shares will be available for issuance under the Plan. As of April 8, 2020, 160,243 shares remained available for future grants under the Plan. If stockholders approve the increase, the Plan’s available share reserve will increase to 860,243 shares, less any new grants made after April 8, 2020.
Administration and Authority. The Board has broad authority to administer the Plan, which it may delegate to the Compensation Committee, which is comprised solely of independent Directors. References hereafter in this Proposal 4 to the Board apply equally to the Compensation Committee when the Board delegates its authority under the Plan. The Board has the authority to grant and amend awards and, subject to the express limitations of the Plan, the Board has the authority to (i) to construe and determine award agreements, awards and the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan and any awards thereunder, (iii) to determine the terms and conditions of the awards, and (iv) to make all other determinations or certifications and take such other actions in the judgment of the Board are necessary or desirable for the administration and interpretation of the Plan.
Award Types. Stock options, restricted stock, and such other stock-based awards as the Board or Compensation Committee may determine, including securities convertible into our common stock, stock appreciation rights, phantom stock awards and restricted stock units. The Board may grant stock options that are incentive stock options (ISOs) or non-qualified stock options. Only employees may receive ISOs. No stock option can be exercised more than ten (10) years from the date of grant.
Award Limits. Awards intended to qualify as incentive stock options may not become exercisable in any one calendar year for shares of common stock with an aggregate fair market value of more than $100,000. The Plan places an annual limit of $200,000 on the fair value of shares awarded to non-employee Directors.
No Repricing. The Board may not reprice stock options or stock appreciation rights without stockholder approval.
Clawback, Recovery, and Recoupment. All awards are subject to clawback, recovery or recoupment in accordance with any compensation clawback, recovery, or recoupment policy adopted by the Board or otherwise required by applicable law, government regulation or stock exchange listing requirement and, in addition to any other remedies available under such policy and applicable law, government regulation or stock exchange listing requirement, may require the forfeiture and cancelation of outstanding awards and the recoupment of any gains realized with respect to any awards. The Board may impose any such clawback, recovery, or recoupment provisions in an award agreement as the Board determines necessary or appropriate.
Change in Control. In connection with a Change in Control as defined under the Plan, the Board may (1) make provision for continuation of the award, assumption of the award by the acquiring entity or by substitution of the award on an equitable basis for the shares subject to the award, (2) accelerate vesting of an award, or (3) exchange of the award for the right to participate in an equity or benefit plan of any successor corporation.
Acceleration. The Board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that such action may cause application of Section 280G and Section 4999 of the Internal Revenue Code of 1983, as amended (the “Code”) or disqualify all or part of an incentive stock option award.
Recapitalization. In the event of certain corporate transactions or changes in corporate capitalization, the Board or the Compensation Committee will make appropriate and proportionate adjustments to the terms of the Plan (e.g., the maximum number of shares available and individual limits) and outstanding awards.
Tax Withholding. The issuance of common stock in satisfaction of an award under the Plan is conditioned on the participant having made arrangements for the satisfaction of tax withholding obligations, which a participant may satisfy, by making a cash payment or authorizing withholding from the participant’s compensation, and subject to prior approval of the Company by (i) causing the Company to withhold shares of common stock from the payment of an award or (ii) by delivering to the Company shares of common stock already held by the participant.
Transferability. Awards granted under the Plan generally may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the participant, shall be exercisable only by the participant, except as the Board may otherwise provide.
Amendment/Termination. The Board has broad authority to amend, suspend or terminate the Plan, except where stockholder approval is required (i) by the rules of any securities exchange or inter-dealer quotation system on which the Company’s common stock is listed or traded or (ii) in order to continue to comply with applicable provisions of the Code and any regulations promulgated thereunder. Amendments may not materially adversely affect participants without the consent of the affected participants.
Certain Federal Income Tax Consequences
The following discussion of the U.S. federal income tax consequences of awards under the Plan is based on present federal tax laws and regulations and does not purport to be complete. Foreign, other federal, state and local taxes not described below may also apply.
Incentive Stock Options. If a stock option is an ISO, the employee does not realize income upon grant or exercise of the ISO, and no deduction is available to the company at such times, but the difference between the value of the shares of stock purchased on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the employee’s alternative minimum tax. If the shares of stock purchased upon the exercise of an ISO are held by the employee for at least two years from the date of the grant and for at least one year after exercise, any resulting gain is taxed at long-term capital gains rates.
If the shares are disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the shares at the time of exercise and the exercise price of the ISO, is taxed at ordinary rates as compensation paid to the employee, and the company is entitled to a deduction for an equivalent amount. Any additional gain recognized from the disposition in excess of the fair market value of the shares at the time of exercise is treated as short- or long-term capital gain depending on how long the shares have been held.
Non-Qualified Stock Options. If a stock option is a NQSO, the participant does not realize income at the time of grant of the NQSO, and no deduction is available to the company at such time. At the time of exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise price and the fair market value of the shares of stock on the exercise date, and the company is entitled to a deduction for such amount. Upon disposition, any appreciation or depreciation of the shares after the date of exercise will be treated as short- or long-term capital gain or loss depending on how long the shares have been held.
Stock Awards. Upon the grant of an award of restricted shares of stock, no income is realized by the participant (unless the participant makes an election under Section 83(b) of the Code), and the company is not allowed a deduction at that time. When the restricted shares vest, the participant realizes ordinary income in an amount equal to the fair market value of the restricted shares at the time of vesting, and, subject to the limitations of Section 162(m) of the Code, the company is entitled to a corresponding deduction at such time. Upon disposition, any appreciation or depreciation of the shares after the time of vesting will be treated as short- or long-term capital gain or loss depending on how long the shares have been held.

If a participant makes a timely election under Section 83(b) of the Code, then the participant recognizes ordinary income in an amount equal to the fair market value of the restricted shares at the time of grant (instead of the time of vesting), and, subject to the limitations of Section 162(m) of the Code, the company is entitled to a corresponding deduction at such time. Upon disposition, any appreciation or depreciation of the shares after the time of grant will be treated as short- or long-term capital gain or loss depending on how long the shares have been held.
Restricted Stock Units. The grant of a restricted stock unit (RSU) will not result in taxable income to the participant. Provided that the grant sets forth the time and form of payment (as required under Section 409A of the Internal Revenue Code), at the time the RSU award is paid to the participant in the form of shares of Company stock, the participant will recognize ordinary income equal to the then-current fair market value of the Company stock) and the Company will be entitled to a corresponding tax deduction. Gains and losses realized by the participant upon disposition of any shares received upon payment of a stock-settled RSU will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of payment.
New Plan Benefits
We cannot determine the benefits or amounts that participants will receive and/or the number of shares of common stock that will be granted under the Plan because the Compensation Committee, in its discretion, will determine the amount and form of grants to eligible participants in any year. As of April 8, 2020, the closing price of a share of our common stock was $14.51.
Board Recommendation
Approval of the amendment to the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan requires the affirmative vote of a majority of votes cast and entitled to vote on this Proposal. The Board of Directors recommends a vote “For” approval of the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table shows the number of shares of common stock authorized for issuance under our equity incentive plans as of December 31, 2019.
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	410,043	$14.50	$1,127,717(1)
Equity compensation plans not approved by security holders	67,273(2)	—	—
Total	477,316	$12.45	$1,127,717
(1)
This total reflects those shares available for issuance under the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan. The ability to issue grants under our 2005 Equity Incentive Plan expired by its terms on December 28, 2015; however, awards previously granted under that plan remain valid and may extend beyond that date.

(2)
Reflects restricted stock units issued by us in connection with our assumption of awards granted by Restaurant Magic to its employees and contractors prior to the closing of our acquisition of Restaurant Magic in December 2019. The restricted stock units vest in equal annual installments over three (3) years, subject to continued service requirements.

TRANSACTIONS WITH RELATED PERSONS
The Board of Directors has adopted a written “Related Party Transactions Policy & Procedure” (“Policy”), which provides that the Company will only enter into, ratify, or continue a related party transaction, when the Board, acting through the Nominating & Corporate Governance Committee, determines that the transaction is in the best interests of the Company and its stockholders. Pursuant to the Policy, the Nominating and Corporate Governance Committee reviews and either approves or disapproves all transactions or relationships in which the Company or any of its subsidiaries: (i) is a party, (ii) the amount of the transaction exceeds or is expected to exceed $120,000, and (iii) in which a director (director nominee), executive officer, a person who beneficially owns more than 5% of our common stock, or any immediate family member or affiliated entity of any of the foregoing persons (a “related party”), has a direct or indirect interest.
Except as set forth below, no transactions occurred during 2018 or 2019 in which the Company was a participant, the amount involved exceeded the lesser of $120,000 or 1% of the Company’s total assets at December 31, 2019 or December 31, 2018, and a related party had a direct or indirect material interest as defined in Item 404 of Regulation S-K of the Exchange Act, and no such related party transaction is currently proposed.
•
Karen E. Sammon, a member of the immediate family of John W. Sammon, a Director and a beneficial owner of more than 10% of our common stock, served in the role of Chief of Staff of the Company from April 2017 until March 2019. Ms. Sammon’s total compensation for 2018 was $405,750, comprised of a base salary of  $300,000, 3,098 shares of restricted stock, and a non-qualified stock option to purchase 4,495 shares of our common stock. Of the shares of restricted stock granted to Ms. Sammon in 2018, 1,191 shares vested ratably on December 31, 2018, December 31, 2019, and December 31, 2020 subject to Ms. Sammon’s continued employment with the Company on the applicable vesting dates, and 1,907 shares vest on December 31, 2020 to the extent annual performance targets are achieved; the non-qualified stock option vests ratably over three years beginning on the one-year anniversary of the date of grant, for an exercise price of  $22.18 per share. The aggregate grant date fair value of equity awards granted to Ms. Sammon in 2018 was $105,750. In connection with Ms. Sammon’s departure from the Company in March 2019, the Company entered into an agreement with Ms. Sammon; in consideration of a general release of claims in favor of the Company, we agreed to pay Ms. Sammon $138,461, payable in equal amounts in accordance with the Company’s normal payroll cycle, permit Ms. Sammon to vest in the remaining 33.33% of her May 5, 2016 stock option (16,667 shares), permit Ms. Sammon to vest on December 31, 2020 in 33.33% of the performance vesting shares of restricted stock granted to Ms. Sammon in August 2018 linked to the performance year ended December 31, 2018, pay the current employer portion of COBRA coverage through the earlier of December 31, 2019 and Ms. Sammon’s securing substitute medical coverage; provide Ms. Sammon with career coaching services up to $1,500 per month until the earlier of December 31, 2019 and Ms. Sammon’s subsequent employment, and pay Ms. Sammon 120 hours of earned, but unused vacation. Except as to the remaining 33.33% of her May 5, 2016 stock option and 33.33% of the August 2018 performance vesting shares linked to the performance year ended December 31, 2018, all unvested equity awards granted to Ms. Sammon were forfeited.
•
John W. Sammon, III, a member of the immediate family of John W. Sammon, became an employee of ParTech, Inc. on October 13, 2014, serving as General Manager & Senior Vice President, SureCheck, until his departure from the Company in September 2018. Mr. Sammon’s total compensation for 2018 was $183,164, comprised of a base salary of $138,164, 1,318 shares of restricted stock, and a non-qualified stock option to purchase 1,913 shares of our common stock. Of the shares of restricted stock granted to Mr. Sammon in 2018, 507 shares vested ratably on December 31, 2018, December 31, 2019, and December 31, 2020 subject to Mr. Sammon’s continued employment with the Company on the applicable vesting dates, and 811 shares vest on December 31, 2020 to the extent annual performance targets are achieved; the non-qualified stock option vests ratably over three years beginning on the one-year anniversary of the date of grant, for an exercise price of  $22.18 per share. The aggregate grant date fair value of equity awards granted to Mr. Sammon in 2018 was $45,000. In connection with Mr. Sammon’s departure, all unvested equity awards were forfeited and, in consideration of a general release of claims in favor of the Company, the Company paid Mr. Sammon $47,307.

•
During 2018, Karen E. Sammon and John W. Sammon, III were the principals of Sammon and Sammon, LLC, doing business as Paragon Racquet Club. For a portion of 2018, Paragon Racquet Club leased a building from us on a month-to-month basis at the base rate of  $9,775 per month (or an aggregate annual amount of $39,100) and provided complimentary memberships to the Company’s local employees, which were valued at $6,350. Expenses related to the facility were $74,000 during 2018. The Nominating and Corporate Governance Committee reviewed this arrangement and, after consulting with Ms. Sammon and Mr. Sammon, terminated this arrangement as of April 30, 2018.

PROPOSAL 5 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT AUDITORS
Independent Public Accountants. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent auditor for its fiscal year ending December 31, 2020. BDO USA, LLP (“BDO”) served as the Company’s independent auditor for its fiscal years ended December 31, 2019 and December 31, 2018.
As previously reported on a Current Report on Form 8-K filed with the SEC on March 24, 2020 (“Current Report”), on March 19, 2020, the Audit Committee approved the dismissal of BDO and approved the appointment of Deloitte & Touche as our independent auditor for the fiscal year ending December 31, 2020.
BDO’s audit report on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2019 and December 31, 2018 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that BDO’s audit report on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2018 contained an explanatory paragraph stating that “As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has defaulted on covenants related to its credit agreement, and has not generated sufficient cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”
During the fiscal years ended December 31, 2019 and December 31, 2018, and in the subsequent interim period through March 19, 2020, there were no disagreements with BDO (within the meaning of Item 304(a)(1)(iv) of Regulation S-K of the rules and regulations (“Regulation S-K”) of the SEC) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in its reports.
The Company provided BDO with a copy of the foregoing disclosures and a copy of the Current Report and requested that BDO furnish the Company with a copy of its letter addressed to the SEC stating whether BDO agreed with such disclosures. A copy of BDO’s letter dated March 24, 2020 is filed as Exhibit 16.1 to the Current Report. BDO declined to comment or provide further clarity on the disclosures contained in this Proxy Statement.
On March 19, 2020, the Audit Committee approved the appointment of Deloitte & Touche as the Company’s new independent registered public accounting firm for its fiscal year ending December 31, 2020 and related interim periods. The Company entered into an engagement letter with Deloitte & Touche dated March 23, 2020.
During the Company’s two most recent fiscal years ended December 31, 2019 and December 31, 2018, and for the subsequent interim period through March 23, 2020, neither the Company nor anyone on its behalf consulted Deloitte & Touche regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
Ratification of the Appointment of Deloitte & Touche LLP. Although your vote to ratify the appointment of Deloitte & Touche is not binding on the Company, the Audit Committee will consider your vote in determining the appointment of our independent auditors for next year. The Audit Committee reserves the right, in its sole discretion, to change an appointment at any time during the year if it determines that such a change would be in our best interests.
Ratification of the appointment of Deloitte & Touche as our independent auditors for 2020 requires the affirmative vote of a majority of votes cast and entitled to vote on this Proposal.
The Board of Directors recommends a vote “For” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2020.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents fees billed to the Company for the years ended December 31, 2019 and December 31, 2018 by BDO USA, LLP.
	Fiscal Year Ended
Type of Fees	2019	2018
Audit Fees(1)	$717,530	$716,965

Audit-Related Fees

Tax Fees
All Other Fees
Total:	$717,530	$716,965
(1)
Audit Fees are fees for professional services rendered for the audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For the year ended December 31, 2019, this included fees related to a comfort letter and consents issued for certain registration statements.

The Audit Committee has established a policy to pre-approve all auditing services and permitted non-audit services, including the fees and terms thereof, performed by the Company’s independent auditors. As such, all auditing services and permitted non-audit services, including the fees and terms thereof, performed by BDO were pre-approved by the Audit Committee.
One or more representatives of Deloitte & Touche are expected to attend the Annual Meeting, where they will have the opportunity to make a statement, if they so desire, and be available to answer appropriate questions. We do not anticipate that representatives of BDO will attend the Annual Meeting.
2021 ANNUAL MEETING
Stockholder Proposals
We will include in our proxy materials for our 2021 annual meeting of stockholders any stockholder proposal that complies with Rule 14a-8 under the Exchange Act. Rule 14a-8 requires that we receive such proposals not less than 120 days prior to the one-year anniversary of the date of this Proxy Statement, or by December 22, 2020. If the proposal is in compliance with all of the requirements set forth in Rule 14a-8, we will include the stockholder proposal in our proxy statement and place it on the form of proxy issued for the 2021 annual meeting. Stockholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Corporate Secretary, PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, New York 13413-4991.
Stockholder Nominations of Directors and Other Annual Meeting Business
As described in our bylaws, stockholders may bring nominations for directors and other items of business before the 2021 annual meeting of stockholders only with timely and proper notice to the Company. To be considered timely, our Corporate Secretary must receive notice of stockholder nominations for directors and/or other items of business not more than 90 days nor less than 60 days before the 2021 annual meeting of stockholders. However, in the event the Company provides less than 70 days’ notice or prior public disclosure of the date of the 2021 annual meeting of stockholders, a stockholder’s notice must be received not later than the close of business on the tenth (10th) day following the date on which the Company gives such notice or makes prior public disclosure.

Based on an assumed annual meeting date of June 4, 2021, the deadline for stockholders to provide timely notice of director nominations and/or other items of business will be no earlier than March 6, 2021, and no later than April 5, 2021. Stockholders must mail written notice that complies with all requirements set forth in our bylaws to the following address: Corporate Secretary, PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, New York 13413-4991. We recommend all submissions be sent by Certified Mail — Return Receipt Requested.
By Order of the Board of Directors,

Cathy A. King
Corporate Secretary
April 21, 2020
A copy of our Annual Report on Form 10-K for the year ended December 31, 2019, including financial statements thereto but not including exhibits, as filed with the SEC on March 16, 2020, is available without charge upon written request to: PAR Technology Corporation, Attn: Investor Relations, 8383 Seneca Turnpike, New Hartford, New York 13413.

APPENDIX A
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
PAR TECHNOLOGY CORPORATION
PAR Technology Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:
1.	The name of the corporation is PAR Technology Corporation (the “Corporation”).
2.	The Certificate of Incorporation of the Corporation is hereby amended as follows:
The section designated “Fourth”, paragraph “1.” in the Certificate of Incorporation is hereby amended to read in its entirety as follows:
FOURTH
1. The total number of shares of capital stock which the Corporation shall have the authority to issue is fifty-nine million (59,000,000) shares of stock, par value $0.02 per share, consisting of fifty-eight million (58,000,000) shares of Common Stock, and one million (1,000,000) shares of Preferred Stock.
3. The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this _____ day of __________, 2020.

Savneet Singh, Chief Executive Officer and President
A-1

APPENDIX B
AMENDED AND RESTATED
PAR TECHNOLOGY CORPORATION
2015 EQUITY INCENTIVE PLAN
(Effective Date: June 10, 2019, as amended June [•], 2020)
1.  Purpose and Eligibility. The purpose of this Amended and Restated 2015 Equity Incentive Plan (the “Plan”) of PAR Technology Corporation, a Delaware corporation (the “Company”) is to provide stock options, stock issuances and other equity interests in the Company (each, an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries. Any person to whom an Award has been granted under the Plan is called a “Participant”. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future Subsidiary. Additional definitions are contained in Section 10 .
2. Administration.
a. Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board, in its sole discretion, shall have the authority to grant and amend Awards. The Board shall have authority, subject to the express limitations of the Plan, (i) to construe and determine the respective Award Agreements (defined below), Awards and the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan and any Awards, (iii) to determine the terms and conditions of the Awards, and (iv) to make all other determinations or certifications and take such other actions that, in the judgment of the Board, are necessary or desirable for the administration and interpretation of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry-out the Plan or to effectuate any Award and it shall be the sole and final judge of such expediency. All decisions by the Board shall be final and binding on all interested persons. A Participant or other holder of an Award may contest a decision or action by the Board or other person exercising authority under the Plan only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Board’s or such other person’s decision or action was arbitrary or capricious or was unlawful.
b. Appointment of Committee. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to the Compensation Committee of the Board (the “Committee”). All references in the Plan to the “Board” shall include the Committee to the extent that some or all of such powers have been delegated to the Committee.
c. Delegation to Executive Officers. To the extent permitted by applicable law, the Board or Committee may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board or Committee may determine, provided that the Board or Committee shall fix the maximum number of Awards to be granted and the maximum number of shares of Common Stock issuable to any one Participant pursuant to Awards granted by such executive officers, and shall provide that no authorized executive officer may designate himself or herself or any Reporting Person (as defined below) as a recipient of any Award. Any actions taken by any executive officer of the Company pursuant to such delegation of authority shall be deemed to have been taken by the Board or the Committee, as applicable.
d. Applicability of Section Rule 16b-3. The Plan shall be administered in a manner consistent with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rules (“Rule 16b-3”), such that all Awards to Reporting Persons shall be exempt under such rule. Those provisions of the Plan that make express reference to Rule 16b-3 or are required in order for certain transactions to qualify for exemption under Rule 16b-3 shall apply only to such persons as are required to file reports under Section 16(a) of the Exchange Act (a “Reporting Person”).
e. Applicability of Section 162 (m). Any provisions in the Plan to the contrary notwithstanding, whenever the Board is authorized to exercise its discretion in the administration or amendment of the Plan or any Award hereunder or otherwise, the Board may not exercise such discretion in a manner that would cause any outstanding Award that would otherwise qualify as performance-based compensation under Section 162(m) of the Code to fail to so qualify under Section 162(m).

3. Stock Available for Awards.
a. Number of Shares. Subject to adjustment under Section 3(d), the aggregate number of shares of Common Stock that may be issued under the Plan is 2,700,000, of which 860,243 shares remain available as of April 8, 2020; 100% of such shares of Common Stock may be issued as Incentive Stock Options. If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Common Stock or treasury stock.
b. Per-Participant Limit. Subject to adjustment under Section 3(d), no Participant may be granted Awards during any one fiscal year to purchase more than the number of shares of Common Stock that are authorized for issuance under the Plan.
c. Outside Director Awards. The aggregate dollar value of Awards (based on the grant date Fair Market Value of any such Awards) granted under the Plan during any calendar year to any non-employee director of the Board (each an “Outside Director”) shall not exceed $200,000; provided, however, that in the calendar year in which an Outside Director first joins the Board or is first designated as an Outside Director, the aggregate dollar value of Awards granted to the Outside Director may be up to 200% of the foregoing limit.
d. Adjustment to Stock. Subject to Section 7, in the event of a Capitalization Adjustment, the Board or Committee will appropriately and proportionately adjust (i) the number and class(es) of Stock available for Awards under the Plan and the per-Participant share limit; (ii) the class(es) and maximum number of shares of Stock that may be issued pursuant to the exercise of Incentive Stock Options; and (iii) the class(es) and number of shares of Stock or other property and value (including the price per share of Stock) subject to outstanding Awards. The Board or Committee will make such adjustments, and its determination will be final, binding and conclusive.
e. Substitute Awards. To the maximum extent permitted by applicable law and any securities exchange or NYSE rule, Awards granted or Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines (“Substitute Awards”) shall not be charged against the limitation provided for in Section 3(a). The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent the Board or Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards being assumed, substituted or exchanged. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by the acquired company’s stockholders and not adopted in contemplation of such acquisition or combination, such shares (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of the same class of shares of the company party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination or to any employee who first commences employment with the Company or any Subsidiary after such acquisition or combination.
4. Stock Options.
a. General. The Board or Committee may grant options to purchase shares of Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the shares of Common Stock issued upon the exercise of each Option, including, but not limited to, vesting provisions, and restrictions relating to applicable federal or state securities laws. Each Option will be evidenced by a Stock Option Agreement (a “Stock Option Agreement”).
b. Incentive Stock Options. An Option that the Board or Committee intends to be an incentive stock option (an “Incentive Stock Option”) as defined in Section 422 of the Code (“Section 422”) shall be granted only to an employee of the Company or a Subsidiary and shall be subject to and shall be construed consistently with the requirements of Section 422 and regulations thereunder. Neither the Board, Committee nor the Company shall have any liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option” or “Non-Qualified Stock Option”.
c. Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to qualify as Incentive Stock Options shall not qualify as Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (determined as of the respective date or dates of grant) of more than $100,000. The amount of Incentive Stock Options which exceed such $100,000 limitation shall be deemed to be Non-Qualified Stock Options. For the purpose of this limitation, unless otherwise required by the Code or determined by the Board or Committee, Options shall be taken into account in the order granted, and the Board or Committee may designate that portion of any Incentive Stock Option that shall be treated as a Non-Qualified Stock Option in the event that the provisions of this paragraph apply to a portion of any Option. The designation described in the preceding sentence may be made at such time as the Board or Committee considers appropriate, including after the issuance of the Option or at the time of its exercise.
d. Exercise Price. The Board or Committee shall establish the exercise price (or determine the method by which the exercise price shall be determined) at the time each Option is granted and specify the exercise price in the applicable Stock Option Agreement, provided, however, in no event may the per share exercise price be less than the Fair Market Value (as defined below) of the Common Stock on the date of grant. In the case of an Incentive Stock Option granted to a Participant who, on the date of grant, owns Common Stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the exercise price shall be not less than 110% of the Fair Market Value of the Common Stock on the date of grant.
e. Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board or Committee may specify in the applicable Stock Option Agreement, but no Option will be exercisable more than ten (10) years from the date of grant; provided, in the case of an Incentive Stock Option granted to a Participant who, on the date of grant, owns Common Stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the term of the Option shall be no longer than five (5) years from the date of grant.
f. Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 4(g) and the Stock Option Agreement for the number of shares of Common Stock for which the Option is exercised.
g. Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment as permitted by the Board or Committee in its sole and absolute discretion:
i. by cash or check payable to the order of the Company;
ii. only if the Common Stock is then publicly traded, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;
iii. by the delivery of shares of Common Stock owned by the Participant having a Fair Market Value on the date of exercise equal to the exercise price;
iv. by the surrender of shares of Common Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the exercise price; or
v. payment of such other lawful consideration as the Board may determine.
The Board or Committee shall determine in its sole and absolute discretion and subject to the securities laws and the Company’s insider trading policy whether to accept consideration other than cash.

h. Determination of Fair Market Value. For purposes of the Plan, “Fair Market Value” will be determined as follows: (i) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) for a share of Common Stock on the date of grant; or (ii) if the Company Stock does not trade on any such exchange, the average of the closing bid and asked prices for a share of Common Stock on the date of grant as reported by an over-the-counter marketplace designated by the Board; or (iii) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value of a share of Common Stock for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals). For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as applicable, for the immediately preceding trading day and with the timing formulas specified in clauses (i) and (ii) above adjusted accordingly. The Board has sole discretion to determine the Fair Market Value of a share of Common Stock for purposes of the Plan, and all Awards are conditioned on the Participants’ agreement that the Board’s determination is conclusive and binding even though others might make a different determination.
i. No Repricing of Options or Stock Appreciation Rights (“SAR”). Unless otherwise approved by the Company’s stockholders, the Board or the Committee may not “reprice” any Option or SAR. For purposes of this Section 4(i), “reprice” means any of the following or any other action that has the same effect: (i) amending an Option or SAR to reduce its exercise price or base price, (ii) canceling an Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or an Option, SAR, or other equity award or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 4(i) shall prevent the Board or the Committee from making adjustments pursuant to Section 3(d).
5. Restricted Stock.
a. Grants. The Board or Committee may grant Awards entitling recipients to acquire shares of Common Stock subject to such terms and conditions as shall be established by the Board or Committee consistent with the Plan (each, a “Restricted Stock Award”). Each Restricted Stock Award will be evidenced by a Restricted Stock Award Agreement (a “Restricted Stock Award Agreement”).
b. Terms and Conditions; Stock Certificates. The Board or Committee shall determine the terms and conditions of any Restricted Stock Award. Any stock certificates issued in respect of shares of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board or Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restrictions, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board or Committee, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.
6. Other Stock-Based Awards. The Board or Committee shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board or Committee may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of SARs, phantom stock awards or stock units; provided, however, that any such grant that would be subject to Section 409A of the Code, shall in all respects be compliant with Section 409A.
7. General Provisions Applicable to Awards.
a. Transferability of Awards. Except as the Board or Committee may otherwise determine or provide in an Award or Award Agreement, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution; and, during the life of the Participant, shall only be exercisable by the Participant; provided, however, except as the Board or Committee may otherwise determine or provide in an Award or Award Agreement, Non-Statutory Options and Restricted Stock Awards may be transferred during the Participant’s lifetime pursuant to a domestic relations order (as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as

amended, or the rules thereunder) or to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of the Award Agreement, which are applicable to the Participant. References to a Participant, to the extent relevant in the context, shall include references to transferees authorized by this paragraph.
b. Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine or as executed by a duly authorized officer of the Company pursuant to authority delegated by the Board or Committee (including a Stock Option Agreement and Restricted Stock Award Agreement, an “Award Agreement”). Each Award may contain terms and conditions in addition to those set forth in the Plan, provided that such terms and conditions do not contravene the provisions of the Plan or applicable law.
c. Discretion. The terms of each type of Award need not be identical, and the Board or Committee need not treat Participants uniformly.
d. Change of Control of the Company. Unless otherwise expressly provided in the applicable Award or Award Agreement, in connection with the occurrence of a Change in Control (as defined below), the Board or Committee shall, in its sole discretion, as to any outstanding Award (including any portion thereof; on the same basis or on different bases, as the Board or Committee shall specify), take one or any combination of the following actions:
(i) make appropriate provision for the continuation of the Award by the Company or the assumption of the Award by the surviving or acquiring entity and by substituting on an equitable basis for the shares of Common Stock then subject to the Award either (x) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Change of Control, (y) shares of stock of the surviving or acquiring corporation or (z) such other securities as the Board or Committee deems appropriate, the Fair Market Value of which (as determined by the Board in its sole discretion) shall not materially differ from the Fair Market Value of the shares of Common Stock subject to the Award immediately preceding the Change of Control;
(ii) accelerate the date of exercise or vesting of the Award; or
(iii) permit the exchange of the Award for the right to participate in any stock option or other employee benefit plan of any successor corporation.
For the purpose of this Agreement, a “Change of Control” shall mean:
(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Outstanding Voting Stock”); provided, however, that any acquisition by the Company or its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries of 50% or more of Outstanding Voting Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition, of the Outstanding Voting Stock, shall not constitute a Change in Control; or
(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by the Company’s stockholders was approved by a majority of the members of the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below) shall be deemed to be members of the Incumbent Directors; or

(iii) The consummation of  (A) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from Merger in substantially the same proportion as their ownership immediately prior to such Merger, (B) a complete liquidation or dissolution of the Company or (C) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a Subsidiary.
e. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board or Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Board or Committee in its sole discretion may provide for a Participant to have the right to exercise his or her Award until fifteen (15) days (or such other time determined by the Board) prior to such transaction as to all of the shares of Common Stock covered by the Option or Award, including shares as to which the Option or Award would not otherwise be exercisable, which exercise may in the sole discretion of the Board, be made subject to and conditioned upon the consummation of such proposed transaction. In addition, the Board may provide that any Company repurchase option applicable to any shares of Common Stock purchased upon exercise of an Option or Award shall lapse as to all such shares of Common Stock, provided the proposed dissolution and liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or settled or shares of Common Stock have not previously been issued, an Award will terminate upon the consummation of such proposed action.
f. Parachute Payments and Parachute Awards. Notwithstanding any other provision of the Plan (including Section 7(d) ) or the terms of any Award Agreement, if, in connection with a Change of Control described therein, a tax under Section 4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code, if applicable), then the number of Awards which shall become exercisable, realizable or vested as provided in the Award Agreement and other provisions of the Plan without regard to this Section 7(f) (the “Parachute Awards”) shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Participant; provided, however, that if the after-tax value of the Parachute Awards (including taking into consideration any tax under Section 4999 of the Code) would exceed the after-tax value of the Parachute Awards after taking into consideration such potential reduction or delay, then the Awards shall become immediately exercisable, realizable and vested in accordance with the terms of the Plan and the applicable Award Agreements without regard to the provisions of this sentence. All determinations required to be made under this Section 7(f) shall be made by the Company or a tax attorney or accountant selected by the Company.
g. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
h. Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a Change in Control of the Company occurs, or (ii) disqualify all or part of the Option as an Incentive Stock Option.
i. Clawback, Recovery and Recoupment. All Awards shall be subject to clawback, recovery or recoupment in accordance with any compensation clawback, recovery or recoupment policy adopted by the Board or otherwise required by applicable law, government regulation or stock exchange listing requirement and, in addition to any other remedies available under such policy and applicable law, government regulation or stock exchange listing requirement, may require the forfeiture and cancelation of outstanding Awards and the recoupment of any gains realized with respect to any Awards. The Board may impose any such clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate.
8. Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of shares of Common Stock covered by an Award. The Company shall have the right to deduct or withhold from payments of any kind otherwise due to the Participant any federal, state, local or other income and employment taxes of any kind required by law to be withheld with respect to any shares of Common Stock covered by an Award. Subject to the prior approval of the Company, including without limitation, its determination that such withholding complies with applicable tax and securities laws, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy the tax obligations, in whole or in part, (a) by causing the Company to withhold or retain shares of Common Stock from the Award creating the tax obligation or (b) by delivering to the Company shares of Common Stock already owned by the Participant; provided that the shares withheld, retained or delivered shall be valued at their Fair Market Value as shall be determined by the Company as of the date the amount of tax obligation is determined. A Participant who has made an election pursuant to this Section may only satisfy his or her tax obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The delivery of shares of Common Stock may be delayed by the Company until the Participant has made arrangements for the satisfaction of such tax withholding obligations to the satisfaction of the Company.
9. Treatment of Award if Engagement or Employment Terminated for Cause. If the employment or engagement of any Participant is terminated “for Cause”, the Award may terminate, upon a determination of the Board or Company, on the date of such termination and the Award shall thereupon be forfeited. For purposes of the Plan, “for Cause” shall be defined as follows: (a) if the Participant has executed an employment agreement, the definition of  “Cause” contained therein, if any, shall govern, or otherwise (b) conduct, as determined by the Board or Committee, involving one or more of the following: (i) gross misconduct; (ii) the commission of an act of embezzlement, fraud or theft, which results in economic loss, damage or injury to the Company; (iii) the unauthorized use or disclosure of any trade secret or confidential information of the Company (or of any client, customer, supplier or other third party who has a business relationship with the Company) or the violation of any non-competition, non-disparagement or non-solicitation covenant or assignment of inventions obligation with the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or prospective customer of the Company to breach a contract with the Company or to decline to do business with the Company; (v) the indictment of the Participant for a felony or serious misdemeanor offense, either in connection with the performance of his or her obligations to the Company or which shall adversely affect the Participant’s ability to perform such obligations; (vi) the commission of an act of fraud or breach of fiduciary duty which results in loss, damage or injury to the Company; (vii) the failure of the Participant to perform in a material respect his or her employment, consulting or advisory obligations without proper cause; or (viii) intentional violation of securities laws or the Company’s Insider Trading Policy. In the event of a conflict between “for Cause” as defined the Plan and any other agreement to which the Participant is otherwise subject, the terms that are enforceable and most protective of the Company shall govern. In making such determination, the Board or Committee shall act reasonably and fairly. The Board or Committee may in its discretion waive or modify the provisions of this Section with respect to any individual Participant with regard to the facts and circumstances of any particular situation involving a determination under this Section.
10. Miscellaneous.
a. Definitions.
(i) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations thereunder.
(iii) “Common Stock” means the common stock of the Company.
(iv) “Subsidiary” has the meaning in Section 424(f) of the Code, provided, however, for purposes of Awards other than Incentive Stock Options, “Subsidiary” shall also include any other business venture in which the Company has a direct or indirect significant interest that allow it to be treated as a subsidiary for purposes of Rule 405 promulgated under the Securities Act of 1933, as amended.
b. No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant at any time, with or without “for Cause”, with or without advance notice, and for any reason or no reason, free from any liability or claim under the Plan.
c. No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, a Participant agrees to be bound by any clawback policy the Company has in effect or may adopt in the future.
d. Effective Date and Term of Plan. The Plan shall become effective on the date on which it is approved by the stockholders in 2019 (the “Effective Date”). No Awards shall be granted under the Plan after the completion of ten (10) years from the Effective Date, but Awards previously granted may extend beyond that date.
e. Amendment of Plan. Subject to the limitations set forth in this Section 10(e), the Board or Committee may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment for which shareholder approval is required either (i) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (ii) in order for the Plan and Awards to continue to comply with applicable provisions of the Code, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Board or the Committee, be applicable to any outstanding Awards theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Board or the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Board or the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in the Plan to the contrary, unless required by law, no action contemplated or permitted by this Section 10(e) shall materially adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore granted under the Plan without the consent of the affected Participant.
f. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the state of incorporation of the Company, Delaware, without regard to any applicable conflicts of law.
Approvals:
Adopted by the Board of Directors on: April 16, 2019
Approved by the Company’s stockholders on: June 10, 2019, as amended June [•], 2020

PAR TECHNOLOGY CORPORATION
PAR TECHNOLOGY PARK 8383 SENECA TURNPIKE
NEW HARTFORD, NY 13413-4991

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PAR2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D12799-P39463 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PAR TECHNOLOGY CORPORATION

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors:

Nominees:	**For**	**Withhold**
1a. Savneet Singh	☐	☐
1b. Douglas G. Rauch	☐	☐
1c. Cynthia A. Russo	☐	☐
1d. John W. Sammon	☐	☐
1e. James C. Stoffel	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D12800-P39463

REVOCABLE PROXY - PAR TECHNOLOGY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS - JUNE 4, 2020

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints Savneet Singh and Cathy A. King or any one of them, jointly or severally, as proxies with full power of substitution, to vote all shares of common stock of PAR Technology Corporation (the "Company") which the undersigned is entitled to vote at the 2020 Annual Meeting of Stockholders to be held on Thursday, June 4, 2020 at 10:00 a.m. (Eastern Time), at www.virtualshareholdermeeting.com/PAR2020 and at any adjournment or postponement thereof, for the matters set forth and more particularly described in the accompanying Notice of 2020 Annual Meeting of Stockholders and Proxy Statement.

If no direction is made, this proxy will be voted FOR each of the nominees for director, FOR Proposals 2, 3, 4 and 5.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Continued and to be signed on reverse side